Exhibit 10.2

FINANCING AGREEMENT

Dated as of December 15, 2017

by and among

IWCO DIRECT HOLDINGS INC.
as Parent,

MLGS MERGER COMPANY, INC.,

as the Initial Borrower, and immediately upon the consummation of the IWCO Acquisition,

INSTANT WEB, LLC,
as Borrower,

PARENT AND EACH OTHER SUBSIDIARY OF PARENT
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

CERBERUS BUSINESS FINANCE, LLC,
as Administrative Agent

and

Collateral Agent

TABLE OF CONTENTS

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ii

iii

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SCHEDULES AND EXHIBITS

Schedule 1.01(A)Lenders and Lenders' Commitments

Schedule 1.01(B)Facilities

Schedule 1.01(D)Immaterial Subsidiaries and Certain Other Excluded Subsidiaries

Schedule 6.01(e)Capitalization; Subsidiaries

Schedule 6.01(f)Litigation

Schedule 6.01(i)ERISA

Schedule 6.01(l)Nature of Business

Schedule 6.01(q)Environmental Matters

Schedule 6.01(r)Insurance

Schedule 6.01(u)Intellectual Property

Schedule 7.02(a)Existing Liens

Schedule 7.02(b)Existing Indebtedness

Schedule 7.02(e)Existing Investments

Schedule 7.02(k)Limitations on Dividends and Other Payment Restrictions

Schedule 8.01Cash Management Banks and Cash Management Accounts

Exhibit AForm of Joinder Agreement

Exhibit BForm of Assignment and Acceptance Agreement

Exhibit CForm of Notice of Borrowing

Exhibit DForm of LIBOR Notice

Exhibit EForm of Term Note

Exhibit FForm of Revolving Note

Exhibit GSolvency Certificate

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FINANCING AGREEMENT

Financing Agreement, dated as of December 15, 2017, by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as hereinafter defined), Instant Web, LLC, a Delaware corporation (the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and, collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents").

RECITALS

Pursuant to that certain Agreement and Plan of Merger, dated as of December 15, 2017 (as amended, restated, amended and restated supplement or otherwise modified from time to time, the "IWCO Acquisition Agreement"), by and among ModusLink, (b) MLGS Merger Company, Inc., a Delaware corporation, (c) IWCO Direct Holdings Inc., a Delaware corporation, (d) CSC Shareholder Services, LLC, a Delaware limited liability company, solely in its capacity as Representative, and (e) the stockholders of the Company listed on the signature pages thereto, ModusLink shall obtain all of the outstanding equity interests of IWCO Direct Holdings Inc. (the "IWCO Acquisition").

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a Term Loan (as hereinafter defined) in the aggregate principal amount of $393,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding. The proceeds of the Term Loan and the Revolving Loans made on the Effective Date shall be used (i) to finance a portion of the IWCO Acquisition, (ii) to repay certain existing indebtedness of the Borrower and its subsidiaries, (iii) for working capital and general corporate purposes of the Loan Parties and (iv) to pay fees and expenses related to this Agreement and the IWCO Acquisition. The proceeds of any Revolving Loans made under the revolving credit facility after the Effective Date shall be used for working capital and general corporate purposes of the Loan Parties. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account Debtor" means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable of such Person.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold or leased and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

"Acquisition Assets" means, with respect to any Acquisition, all of the property and assets (tangible and intangible and including any Equity Interests) purported to be purchased by Parent or any of its Subsidiaries pursuant to the applicable acquisition agreement or other documentation evidencing or otherwise relating to such Acquisition.

"Acquisition Collateral Assignment" means the Collateral Assignment of Acquisition Documents, dated as of the date hereof, and in form and substance reasonably satisfactory to the Collateral Agent, made by ModusLink, Parent, Initial Borrower and Borrower in favor of the Collateral Agent.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

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"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Affiliated Investment Fund" means an Affiliate of Sponsor (other than Parent, the Borrower or any of its respective Subsidiaries) that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business.

"Affiliated Lender" means, at any time, any Lender (not a natural person) that is the Sponsor or an Affiliate thereof (including Affiliated Investment Funds) other than the Parent, the Borrower or any of its respective Subsidiaries.

"Affiliated Lender Amendment" has the meaning set forth in Section 12.07(a)(iv)(B).

"Agent" and "Agents" have the respective meanings specified therefor in the preamble hereto.

"Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Agreement" means this Financing Agreement, including all amendments, restatements, amendments and restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Corruption Laws" has the meaning specified therefor in Section 6.01(aa).

"Anti-Terrorism Laws" means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and executive orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

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"Applicable Margin" means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 3.75% and (b) any LIBOR Rate Loan or any portion thereof, 6.50%.

"Applicable Premium Trigger Event" means:

(a) any permanent reduction of the Total Revolving Credit Commitment (i) pursuant to Section 2.05 (other than any permanent reduction of the Total Revolving Credit Commitment made pursuant to Section 2.05(c)(i), Section 2.05(c)(iv) and Section 2.05(c)(v)) whether before or after the occurrence of an Event of Default or (ii) as a result of the acceleration of the Obligations (for any reason), including, without limitation, the acceleration of the Obligations as a result of the commencement of any Insolvency Proceeding; and

(b) the prepayment of all or any portion of the principal balance of the Term Loan for any reason prior to the Final Maturity Date (including, without limitation, any optional prepayment or mandatory prepayment, but excluding any repayment of the Term Loan made pursuant to Section 2.03(b) and mandatory prepayments made pursuant to Section 2.05(c)(i), Section 2.05(c)(iv) and Section 2.05(c)(v)) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations.

"Applicable Prepayment Premium" means,

(a) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a) of the definition thereof:

(i) during the period of time from and after the Effective Date up to and including the date that is the twelve month anniversary of the Effective Date (the "First Period"), an amount equal to 2.00% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date; and

(ii) during the period of time from and after the First Period up to and including the date that is the twenty-four month anniversary of the Effective Date (the "Second Period"), an amount equal to 1.00% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date; and

(iii) thereafter, zero; and

(b) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b) of the definition thereof:

(i) during the First Period, an amount equal to 2.00% times the principal amount of the Term Loan Obligations (other than the Applicable Prepayment Premium) being paid on such date;

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(ii) during the Second Period, an amount equal to 1.00% times the principal amount of the Term Loan Obligations (other than the Applicable Prepayment Premium) being paid on such date; and

(iii) thereafter, zero.

"Approved Bank" means any commercial bank that is organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or any other jurisdiction in which a Loan Party conducts business, in each case, which is reputable and financially sound.

"Assignee" has the meaning specified therefor in Section 12.07(a)(i).

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee (with the consent of any Person required by Section 12.07), and accepted by the Collateral Agent (and the Administrative Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form reasonably acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other financial officer performing similar functions, president or executive vice president of such Person.

"Availability" means, as of the date of determination, an amount equal to (a) the Total Revolving Credit Commitment minus (b) the aggregate outstanding principal amount of all Revolving Loans.

"Bankruptcy Code" means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

"Basel III" means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated, and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Blocked Person" means any Person:

(a) that (i) is identified on the list of "Specially Designated Nationals and Blocked Persons" published by OFAC; (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of an OFAC Sanctions Program; or (iii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Terrorism Laws;

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(b) that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above; or

(c) that is affiliated or associated with a Person described in clauses (a) and (b) above.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Board of Directors" means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of managers or equivalent governing body of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

"Borrower" has the meaning specified therefor in the introductory paragraph hereto.

"Business Day" means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed for business in New York City, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are capital expenditures, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period; provided that the term "Capital Expenditures" shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution or restoration of such Loan Party's assets pursuant to Section 2.05(c)(vi) from the Net Cash Proceeds of Dispositions and Extraordinary Receipts, (ii) expenditures financed with the proceeds received from the sale or issuance of Equity Interests to a Permitted Holder or any other Person permitted under this Agreement so long as (A) the Borrower is not required to make a prepayment of the Loans with such proceeds pursuant to Section 2.05(c)(v) and (B) such proceeds are used exclusively to fund such expenditures, (iii) a Permitted Acquisition, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for or reimbursed by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of Accounts Receivable in the ordinary course of business and (vi) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

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"Capitalized Lease" means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person; provided that any change in GAAP after the Effective Date that recharacterizes the treatment of operating leases as Capitalized Leases shall be ignored for all purposes of this Agreement.

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one year from the date of acquisition thereof; (b) commercial paper, maturing not more than one year after the date of acquisition thereof rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit, bankers' acceptances, overnight deposits and time deposits maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) deposit accounts maintained with (i) any commercial banking institution that satisfies the criteria described in clause (c) above, or (ii) any commercial banking institution organized under the laws of the United States or any state thereof so long as the full amount maintained with any such commercial banking institution is insured by the Federal Deposit Insurance Corporation; (f) debt securities with maturities of one year or less from the date of acquisition backed by letters of credit issued by any commercial banking institution described in clause (c) above; (g) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (h) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within one year from the date of acquisition thereof.

"Cash Management Accounts" means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01 (other than Excluded Accounts).

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

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"CFTC" means the Commodity Futures Trading Commission.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided that, notwithstanding anything herein to the contrary, the following shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) subject to Section 2.11(c)(iii) and (d), all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, including, inter alia, Basel III and any law or regulation that implements or applies Basel III.

"Change of Control" means each occurrence of any of the following:

(a)the Permitted Holders cease beneficially and of record to own and control, directly or indirectly, at least 25% on a fully diluted basis of the aggregate outstanding voting and economic power of the Equity Interests of ModusLink;

(b)the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of ModusLink;

(c)ModusLink shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 100% of the aggregate voting or economic power of the Equity Interests of the Parent;

(d)the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or

(e)a "Change of Control" (or any comparable term or provision) under or with respect to any of the Equity Interests of the Parent or any of its Subsidiaries.

"Closing Equity Investment" has the meaning specified therefor in Section 5.01(h).

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations pursuant to the terms of any Loan Document; provided that, notwithstanding anything in this Agreement to the contrary, "Collateral" shall not include any Excluded Property.

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"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Competitor" means (a) any Person that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower and (b) any of such Person's Subsidiaries that competes in similar markets in a material manner.

"Compliance Certificate" has the meaning assigned to such term in Section 7.01(a)(iv).

"Compliance Date" means the last day of any applicable fiscal quarter (commencing with the first fiscal quarter ending after the Effective Date) if Liquidity (which shall be measured as the average Liquidity for the last 10 consecutive days of the applicable fiscal quarter) of Parent and its Subsidiaries is less than $15,000,000.

"Consolidated EBITDA" means, with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period,

plus

(b) without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i) any provision for United States federal income taxes or other taxes measured by net income,

(ii) Consolidated Net Interest Expense,

(iii) any loss from (A) extraordinary  items and (B) other non-recurring items (including, without limitation, severance, relocation expenses and one-time compensation costs) to the extent, in the case of this subclause (B), such losses are incurred within 12 months of the Effective Date,

(iv) any depreciation and amortization expense,

(v) any sales and use tax settlement,

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(vi) any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(vii) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), minus

(c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i) any credit for United States federal income taxes or other taxes measured by net income,

(ii) any gain from extraordinary items,

(iii) any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest;

in each case, determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

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"Contingent Indemnity Obligations" means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended or endorsements of instruments for deposit or collection made in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent.

"Controlled Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

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"Cure Right" has the meaning specified therefor in Section 7.03.

"Current Value" has the meaning specified therefor in Section 7.01(m).

"Daily LIBOR Rate" means, for any day, the Published Rate.

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

12

"Disbursement Letter" means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts or merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto), or (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for any such events during any calendar year (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Final Maturity Date.

"Disqualified Institution" means (a) Competitors of any Loan Party, (b) any Person identified on a disqualified institution list delivered to the Administrative Agent by the Borrower prior to the Effective Date, as such list may be modified by the Borrower, with the consent of the Administrative Agent, after the Effective Date from time to time, and (c) Affiliates of any of the foregoing, so long as, in each case, the Administrative Agent (i) has been notified by the Borrower in writing that such Person is a Person described in clause (a) or (b) above, or (ii) has actual knowledge that such Person is a Competitor of the Parent or its Subsidiaries; provided that no Agent shall have any responsibility to monitor or maintain or update the list of Disqualified Lenders, other than with respect to those Disqualified Lenders identified by the Borrower.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

13

"Domestic Subsidiary" means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

"ECF Due Date" shall have the meaning specified therefor in Section 2.05(c)(i).

"Effective Date" has the meaning specified therefor in Section 5.01.

"Eligibility Date" means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement or such other Loan Document to which such Loan Party is a party).

"Eligible Assignee" means (a) any Lender, any Affiliate of a Lender and any Related Fund (any two or more Related Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act); provided that "Eligible Assignee" shall (x) include Affiliated Investment Funds and Affiliated Lenders, subject to the limitations set forth in the provisions of Section 12.07(a)(iv) and (y) exclude (i) any natural person, or the Sponsor, the Borrower, or any of Sponsor's or the Borrower's Affiliates (in each case except as set forth in clause (x) above) and (ii) so long as no Event of Default exists, any Disqualified Institution.

"Eligible Contract Participant" means an "eligible contract participant" as defined in the Commodity Exchange Act and regulations thereunder.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained by any Loan Party or with respect to which a Loan Party has any liability, including on account of any of its ERISA Affiliates, other than a Multiemployer Plan.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

14

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

"Equity Investors" means the Sponsor and any other Person reasonably acceptable to the Collateral Agent.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

"ERISA Affiliate" means, with respect to any Person, any corporation or trade or business (whether or not incorporated) which, together with such Person, would be treated as a single employer under Section 414 of the Internal Revenue Code.

"Event of Default" has the meaning specified therefor in Section 9.01.

15

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(b) or Section 2.05(c)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii)  all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) (A) income taxes paid in cash by such Person and its Subsidiaries for such period and (B) distributions described in clause (c) of "Permitted Restricted Payments" to the extent such distributions are actually paid during such period and (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Account" means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees, (b) any Petty Cash Account and (c) any accounts specifically and exclusively used to post cash collateral to secure Permitted Indebtedness described in clauses (h) and (p) of the definition thereof.

"Excluded Equity Issuance" means (a) in the event that the Parent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Parent or such Subsidiary, as applicable, (b) the issuance of Permitted Cure Equity, (c) the issuance of Equity Interests of the Parent to directors, officers and employees of the Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Parent, (d) the issuance of Equity Interests of the Parent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, and (e) the issuance of Equity Interests by a Subsidiary of the Parent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (d) above.

"Excluded Foreign Subsidiary" means (a) any Subsidiary of the Parent that (i) is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code and (ii) has not guaranteed or pledged any of its assets or suffered a pledge of more than 65% of its voting Equity Interests, to secure, directly or indirectly, any Indebtedness of any Borrower or any Guarantor that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, (b) any Subsidiary of a Subsidiary described in clause (a) above and (c) any Subsidiary of the Parent substantially all of the assets of which consist of the Equity Interests (and other securities) of Subsidiaries described in clause (a) above; provided that no Foreign Subsidiary shall constitute an Excluded Foreign Subsidiary pursuant to clause (a) above to the extent Section 956 of the Internal Revenue Code is amended or modified after the Effective Date and, as a result thereof, such Foreign Subsidiary will be permitted to become a Guarantor hereunder without triggering an adverse tax consequence to the Parent (or any direct or indirect equityholder of the Parent).

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"Excluded Hedge Liability or Liabilities" means, with respect to each Guarantor, each Swap Obligation if, and to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal or unlawful under the Commodities Exchange Act, or any rule, regulation or order of the Commodity Futures Trading Commission, solely by virtue of such Guarantor's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, only the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal or unlawful under the Commodities Exchange Act, or any rule, regulations or order of the Commodity Futures Trading Commission, solely as a result of the failure by such Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap shall be an Excluded Hedge Liability; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

"Excluded Property" has the meaning set forth in the Security Agreement.

"Excluded Subsidiaries" means (a) any Excluded Foreign Subsidiary, (b) Immaterial Subsidiaries, (c) any Subsidiary that is prohibited by any Requirement of Law (to the extent such Requirement of Law is effective under applicable anti-assignment provisions of the UCC) or by any unaffiliated third party material Contractual Obligation from guaranteeing the Obligations or which would require the consent, approval, license or authorization from any Governmental Authority to provide such guarantee, in each case, as reasonably determined by the Agents and the Borrower unless (A) the Loan Parties shall have failed to use commercially reasonable efforts to obtain such consent, approval, license or authorization or (B) such consent, approval, license or authorization has been received, (d) Subsidiaries set forth on Schedule 1.01(D) as such Schedule may be updated from time to time with the prior written consent of the Collateral Agent, such consent not to be unreasonably withheld, conditioned or delayed, (e) Subsidiaries excluded by the Collateral Agent in its sole discretion, (f) Subsidiaries in circumstances where the Borrower and the Collateral Agent reasonably agree that the cost or adverse tax consequence of providing such guarantee is excessive in relation to the value afforded thereby, and (g) any Person that becomes a Subsidiary (that is not a wholly-owned Subsidiary and whose Governing Documents prohibit such Subsidiary from becoming a Guarantor without the consent of the minority equity owners thereof) pursuant to clauses (n) and (p) of the definition of Permitted Investments.

17

"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or would otherwise become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason not to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor's failure to constitute an "eligible contract participant" at such time.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Facilities" means the Existing Wells Fargo Credit Agreement and the Existing Prospect Credit Agreement .

"Existing Lenders" means (i) the lenders party to the Wells Fargo Credit Agreement as of the date hereof and (ii) the lenders party to the Prospect Credit Agreement as of the date hereof.

"Existing Prospect Credit Facilities" means that Loan Agreement, dated as of March 28, 2014, by and among Borrower, Parent, and the other guarantors party thereto, the lenders party thereto, and Prospect Capital Corporation, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

"Existing Wells Credit Facilities" means Credit and Security Agreement, dated March 28, 2014, by and among, Borrower, Parent, the other borrowers and guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement including, without limitation, the IWCO Acquisition Agreement.

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"Facility" means the real property identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with the foregoing.

"FCPA" has the meaning specified therefor in Section 6.01(aa).

"Federal Funds Open Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrowing Agent, effective on the date of any such change.

"Federal Funds Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

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"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Administrative Agent.

"Final Maturity Date" means the earlier of (a) the date which is December 15, 2022 and (b) the payment in full of all Obligations and the termination of all Commitments.

"Financial Statements" means the quarterly and annual financial statements of the Parent and its Subsidiaries delivered to the Agents pursuant to Section 7.01(a).

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

"Flood Laws" shall mean all Requirements of Law relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Requirements of Law related thereto.

"Foreign Official" has the meaning specified therefor in Section 6.01(aa).

"Foreign Sovereign Immunities Act" means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

"Foreign Subsidiary" means any Subsidiary of the Parent that is not a Domestic Subsidiary.

"Funding Losses" has the meaning specified therefor in Section 2.07(e).

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that, for the purpose of calculating any financial covenant in any Loan Document, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof, provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any financial covenant or test contained in any Loan Document, then, upon the request of the Collateral Agent or the Borrower, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such requested amendments have been agreed upon, such financial covenant or test shall be calculated as if no such change in GAAP has occurred.

"Governing Documents" means, (a) with respect to any corporation or exempted company, the certificate or articles of incorporation and the bylaws or the memorandum and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement (or equivalent or comparable constitutive documents with respect to any Foreign Subsidiary); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its incorporation, formation or organization, governance and capitalization (or equivalent or comparable constitutive documents with respect to any Foreign Subsidiary); and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its incorporation, formation or organization with the applicable Governmental Authority in the jurisdiction of its incorporation, formation or organization.

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"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) the Parent and each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, (b) any other Subsidiary of the Parent (other than an Excluded Subsidiary) and (c) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations; provided, however, that no Excluded Foreign Subsidiary shall be listed, or shall at any time become listed, as a Guarantor under this Agreement.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations; provided, however, that no Excluded Foreign Subsidiary shall be permitted, or shall at any time become permitted, to guarantee any liability or obligation of any Person in any manner.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedge Liabilities" means the liabilities of the Borrower under any Hedging Agreement as calculated on a marked-to-market basis in accordance with GAAP.

21

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, in each case, entered into for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Loan Parties' operations and not for speculative purposes.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdcos" means the Parent and/or any other holding company that is a Loan Party.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"Immaterial Subsidiary" means, at any time, any Subsidiary that (a) contributed 2.5% or less of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, (b) contributed 2.5% or less of the revenues of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered or were required to be delivered hereunder, and (c) had assets representing 5.0% or less of the total consolidated assets of the Parent and its Subsidiaries on the last day of the most recently ended period for which financial statements have been delivered; provided, if at any time and from time to time after the Effective Date, Immaterial Subsidiaries comprise in the aggregate more than 5.0% of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, or more than 5.0% of the revenues of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered or more than 5% of the consolidated Total Assets as of the end of the most recently ended period for which financial statements have been delivered, then the Borrower shall, not later than thirty days after the date by which financial statements for such period are required to be delivered (or such longer period as the Collateral Agent may agree in its reasonable discretion), designate in writing to the Collateral Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true. As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.01(D).

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"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created, except for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP and (y) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) that portion of Capitalized Lease Obligations of such Person that is properly classified as a liability on the balance sheet in conformity with GAAP; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations (other than Contingent Obligations incurred in the ordinary course of business); (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer. The amount of any Indebtedness that is only recourse to specific assets of such Person shall be deemed to be equal to the lesser of the principal amount of such Indebtedness and the fair market value of the assets of such Person to which such Indebtedness has recourse. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, “Indebtedness” shall exclude (A) accrued expenses, deferred management fees, deferred rent, deferred revenue, deferred taxes and deferred compensation and customary obligations under employment arrangements, (B) customary payables with respect to money orders or wire transfers, (C) operating leases, (D) collections or deposits in the ordinary course of business, and (E) any product warranties.

"Indemnified Matters" has the meaning specified therefor in Section 12.15(a).

"Indemnified Taxes" has the meaning specified therefor in Section 2.09(a).

"Indemnitees" has the meaning specified therefor in Section 12.15(a).

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intellectual Property" has the meaning specified therefor in the Security Documents.

"Intellectual Property Contracts" means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

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"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Account Receivables arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment shall be an amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but adjusted based on the amount of any principal and interest payments, return representing a return of capital, redemption or sale with respect to such Investment (up to the original amount of such Investment).

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"IStar Dispute" means the dispute between iStar Minnesota, LLC and any Loan Party with respect to the IStar Lease Agreement and arising as a result of Sponsor's ownership of Parent pursuant to the IWCO Acquisition.

"IStar Lease Agreement" means that certain lease agreement, dated February 3, 2005, by and among iStar Minnesota, LLC and Victory Envelope, Inc., United Mailing, Inc. and Borrower for the properties at 1000 Park Road, 1001 Park Road, 7951 Powers Boulevard in Chanhassen, Minnesota and 1910 Haven Road in Little Falls, Minnesota.

"IWCO Acquisition" has the meaning specified therefor in the Recitals.

"IWCO Acquisition Agreement" has the meaning specified therefor in the Recitals.

"IWCO Acquisition Assets" means all of the property and assets (tangible and intangible) proposed to be purchased by the Parent pursuant to the IWCO Acquisition Agreement.

"IWCO Acquisition Documents" means the IWCO Acquisition Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith.

"IWCO Material Adverse Effect" has the meaning ascribed to "Material Adverse Effect" in the IWCO Acquisition Agreement.

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Legal Opinion" means any legal opinion delivered to the Agent(s) under this Agreement.

"Lender" has the meaning specified therefor in the preamble hereto, and any other Person that is a party hereto pursuant to an Assignment and Acceptance.

"Leverage Ratio" means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) the result of (i) all Indebtedness described in clauses (a), (b), (c), (d), (e) and (f) in the definition thereof of such Person and its Subsidiaries as of the end of such period minus (ii) the aggregate amount of Qualified Cash on the applicable determination date to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

"LIBOR" means for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a "LIBOR Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)); provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The Administrative Agent shall give reasonably prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

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"LIBOR Option" has the meaning specified therefor in Section 2.07(a).

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100% of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.0% per annum. If applicable, the LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Liquidity" means, as of any date of determination, (a) the Availability plus (b)  Qualified Cash of the Loan Parties and their respective Subsidiaries as of such date.

"Loan" means the Term Loans or any portion thereof or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

"Loan Document" means this Agreement, the Acquisition Collateral Assignment, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any other Security Document, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

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"Loan Party" means the Borrower and any Guarantor.

"Loan Party Insolvency" has the meaning specified therefor in Section 12.07(a)(iv)(H).

"Loan Party Plan of Reorganization" has the meaning specified therefor in Section 12.07(a)(iv)(H).

"Material Adverse Effect" means (a) on the Effective Date, a IWCO Material Adverse Effect and (b) immediately following the IWCO Acquisition, a material adverse effect on any of (i) the results of operations, assets, financial condition of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform any of their payment or other material obligations under any Loan Document, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the material rights and remedies of any Agent or any Lender under any Loan Document, or (v) a material impairment of the enforceability or priority of the Collateral Agent's Liens with regard to all or material portion of the Collateral (except to the extent resulting from a Permitted Disposition or any actions or inactions on the part of the Collateral Agent due to the Collateral Agent's negligence, bad faith, or willful misconduct).

"Material Contract" means, with respect to any Person, (a) the IWCO Acquisition Agreement and the other material IWCO Acquisition Documents, and (b) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Maximum Revolving Credit Amount" means $25,000,000.

"ModusLink" means ModusLink Global Solutions, Inc., a Delaware corporation.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, in each case executed and delivered by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders with respect to any Facility owned by any Loan Party, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party contributes or has any liability, including on account of any of its ERISA Affiliates.

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"Net Cash Proceeds" means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

"New Facility" has the meaning specified therefor in Section 7.01(m).

"New Lending Office" has the meaning specified therefor in Section 2.09(d).

"Non-Qualifying Party" means any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

"Non-Restricted Persons" has the meaning specified therefor in Section 12.07(a)(iv)(H).

"Non-U.S. Secured Party" has the meaning specified therefor in Section 2.09(d).

"Note" means a promissory note of the Borrower, substantially in the form of (a) in the case of the Term Loans, Exhibit E and (b) in the case of the Revolving Loans, Exhibit F, evidencing the Indebtedness resulting from the making of the Loans and delivered to any Lender that requests such Note pursuant to Section 2.03(f) hereof, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Prepayment Premium), attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Hedge Liability.

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"OFAC Sanctions Programs" means (a) the Requirements of Law and executive orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

"Other Taxes" has the meaning specified therefor in Section 2.09(b).

"Parent" has the meaning specified therefor in the preamble hereto.

"Participant Register" has the meaning specified therefor in Section 12.07(i).

"Payment Office" means the Administrative Agent's office located at 875 Third Avenue, New York, New York 10022, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Perfection Certificate" means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Acquisition" means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party that either (x) the Collateral Agent has provided its prior written consent thereto or (y) to the extent that each of the following conditions shall have been satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c) the Borrower shall have furnished to the Agents at least 10 Business Days (or such later date approved by Administrative Agent in its sole discretion) prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, and (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance with clause (g) below after the consummation of such Acquisition, provided that if the Purchase Price for such Acquisition is equal to or less than $5,000,000, the Loan Parties shall not be required to deliver any of the documents described in this clause (c);

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(d) the agreements, instruments and other documents referred to in paragraph (c)(i) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then substantially concurrently with such Acquisition such Lien shall be released);

(e) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party;

(f) Liquidity of the Loan Parties shall be in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA in excess of $10,000,000 during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition as determined on a pro forma basis after giving effect to such Acquisition (including, without limitation, any pro forma cost savings adjustments);

(h) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties' and their Subsidiaries' Total Assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related or ancillary thereto;

(i) any such newly acquired subsidiary or assets shall, as applicable, become a Loan Party or become part of the “Collateral”, and, in each case, comply with or be subject to, as applicable, the requirements of Section 7.01(b);

(j) such Acquisition shall be consensual and shall have been approved by the board of directors or similar governing body of the Person whose Equity Interests or assets are proposed to be acquired (or such Acquisition shall be court-approved in the case of a sale pursuant to Section 363 of the Bankruptcy Code) and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

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(k) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) within the time period provided in Section 7.01(b) (or such later date approved by Administrative Agent in its sole discretion); and

(l) the aggregate Purchase Price for all such Acquisitions (including the proposed Acquisition) shall not exceed the sum of $30,000,000.

"Permitted Cure Equity" means Qualified Equity Interests of the Parent.

"Permitted Disposition" means:

(a) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents and the conversion of Cash Equivalents into cash or other Cash Equivalents;

(b) the granting of Permitted Liens;

(c) sale of Inventory in the ordinary course of business;

(d) licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(e) leasing or subleasing assets (including Real Property) in the ordinary course of business;

(f) (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business, so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(g) any involuntary loss, damage or destruction of property;

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i) the sale or discount, in each case without recourse, of Accounts Receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(j) Permitted Intercompany Dispositions;

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(k) Disposition of obsolete or worn-out equipment in the ordinary course of business;

(l) the issuance and sale by the Parent of its Qualified Equity Interests after the date hereof, provided that no Change of Control or other Event of Default results therefrom;

(m) the termination by any Loan Party of contracts (including, without limitation, Hedging Agreements) in the ordinary course of business;

(n) any Disposition described in clause (b) of the definition of Disposition to the extent such Disposition could not reasonably be expected to have a Material Adverse Effect;

(o) Investments permitted by Section 7.02(e);

(p) Dispositions of assets acquired by the Parent and its Subsidiaries pursuant to any Permitted Acquisition consummated within 6 months of the date of the proposed Disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Parent and its Subsidiaries taken as a whole, (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to such Permitted Acquisition, and (iv) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed 2.5% of the value of all assets acquired pursuant to such Permitted Acquisition; and

(q) Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any such Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed $2,500,000 in any Fiscal Year;

provided that the Net Cash Proceeds of such Dispositions are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to (and to the extent required by) the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(vi).

"Permitted Holder" means, collectively, the Sponsor and/or any Controlled Investment Affiliate thereof on the Effective Date.

"Permitted Indebtedness" means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

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(d) Permitted Intercompany Investments;

(e) Indebtedness constituting Permitted Investments;

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds and Contingent Obligations in respect thereof;

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(h) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations;

(i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards or other similar cash management services, in each case, incurred in the ordinary course of business;

(j) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-outs or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(k) Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition; provided that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to fixed assets, equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(l) Contingent Obligations with respect to Indebtedness of the Parent and its Subsidiaries to the extent that the Person incurring such Contingent Obligations was permitted to incur such underlying Indebtedness under this Agreement and subordinated to the same extent as the Indebtedness to which it relates is subordinated to the Obligations;

(m) unsecured Subordinated Indebtedness incurred by the Loan Parties so long as (i) before and after giving effect thereto, no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Subordinated Indebtedness does not mature prior to the date that is 12 months after the Final Maturity Date, (iii) such unsecured Subordinated Indebtedness does not amortize until 12 months after the Final Maturity Date, (iv) such unsecured Subordinated Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Final Maturity Date, and (v) the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.03 after giving pro forma effect to the incurrence of such Indebtedness;

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(n) Indebtedness in respect of cash management obligations (including ordinary course overdraft obligations) and netting services, automatic clearinghouse and similar arrangements in connection with deposit accounts in the ordinary course of business;

(o) Indebtedness (i) arising from endorsements of checks, drafts or other items of payment for collection or deposit in the ordinary course of business or (ii) constituting guaranties, endorsement or other liabilities incurred in the course of business in respect of obligations of (or to) suppliers, customers, lessors and licensees;

(p) Indebtedness consisting of obligations to reimburse the issuers of letters of credit incurred in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(q) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;

(r) unsecured Indebtedness of the Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by the Parent of the Equity Interests of the Parent that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent; and

(s) unsecured Indebtedness incurred by the Loan Parties not otherwise permitted by any one or more of the foregoing clauses; provided that the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000.

"Permitted Intercompany Dispositions" means Dispositions of assets from (a) Loan Parties to other Loan Parties; (b) Subsidiaries that are not Loan Parties to Loan Parties or to other Subsidiaries that are not Loan Parties; and (c) Loan Parties to Subsidiaries that are not Loan Parties; provided that the aggregate consideration paid for all such Dispositions in clause (c) shall not exceed $500,000 during any Fiscal Year.

"Permitted Intercompany Investments" means Investments made by (a) a Loan Party to or in another Loan Party (other than the Parent), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $500,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, (iii) the Liquidity of the Loan Parties shall not be less than $10,000,000 after giving effect to such Investment and (iv) to the extent such Investment is a loan, an advance or other extension of credit, such loan, advance or other extension of credit shall be evidenced by a promissory note that is pledged to the Collateral Agent for the benefit of the Secured Parties to the extent required to be delivered under the applicable Security Document.

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"Permitted Investments" means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) to the extent constituting Investments, deposit and securities accounts maintained in the ordinary course of business and in compliance with the provisions of the Loan Documents;

(g) Permitted Intercompany Investments;

(h) Permitted Acquisitions and earnest money deposits in connection therewith;

(i) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise) or as security for any such Indebtedness or claims, in each case, in the ordinary course of business;

(j) deposits of cash made in the ordinary course of business to secure performance of operating leases, so long as such underlying operating lease is not otherwise prohibited hereunder;

(k) (i) non-cash loans and advances to employees, officers, and directors of the Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Parent so long as the proceeds of such loans or advances are used in their entirety to purchase such Equity Interests in the Parent, and (ii) loans and advances to employees, officers, and directors of the Parent or any of its Subsidiaries in the ordinary course of business for any business purpose or (including for the payment of taxes relating to the purchase of Equity Interests directly from the Parent);

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(l) loans, advances, guarantees and Investments constituting Indebtedness permitted by Section 7.02(b);

(m) to the extent constituting an Investment, Hedging Agreements permitted by Section 7.02(b);

(n) [reserved];

(o) Contingent Obligations permitted under the definition of Permitted Indebtedness;

(p) Investments made solely with Qualified Equity Interests, so long as no Change of Control results therefrom;

(q) equity Investments by any Loan Party in any Subsidiary of a Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(r) Investments held by a Person acquired in a Permitted Acquisition to the extent such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(s) other Investments not otherwise permitted by any one or more of the foregoing clauses; provided that the aggregate amount of all such Investments does not exceed at $3,500,000 at any time outstanding; and

(t) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements that are in the ordinary course of business.

"Permitted Liens" means:

(a) Liens securing the Obligations;

(b) Liens for Taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, landlords' and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

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(e) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j) non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k) Liens granted by a Subsidiary of the Parent that is not a Loan Party in favor of any Loan Party;

(l) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(m) rights of set-off or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

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(o) Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness;

(p) precautionary financing statement filings in connection with operating leases;

(q) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(r) Liens securing Indebtedness permitted under clauses (h) and (p) of the definition of Permitted Indebtedness, provided that, such Indebtedness shall be secured solely by cash collateral posted by the applicable Loan Parties to secure such Indebtedness; and

(s) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed and/or capital assets secured by a Lien permitted under clause (e) of the definition of "Permitted Liens"; provided that (a) such Indebtedness is incurred within 60 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000.

"Permitted Refinancing Indebtedness" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are not less favorable, taken as a whole, to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified, provided that the interest rate of the Indebtedness being extended, refinanced or modified may be set at a market rate; and

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(d) the Indebtedness that is extended, refinanced or modified is not recourse to any Person that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Permitted Restricted Payments" means any of the following Restricted Payments made by:

(a) any Loan Party to the Parent (for further distribution by the Parent to its equityholders) to be used for (i) customary director indemnification and expense reimbursement payments to the directors of such Person, (ii) reasonable and customary fees to directors of the Parent, (iii) operating expenses and corporate overhead expenses of the Parent in the ordinary course and (iv)  financial and other reporting and similar customary administrative costs and expenses of the Parent (or any direct or indirect parent thereof), so long as no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment;

(b) any Subsidiary of a Loan Party may pay dividends or make similar distributions to a Loan Party (other than the Parent or any other Holdco);

(c) any Loan Party may make distributions to the Parent (for further distribution by the Parent to its equityholders) on a quarterly basis; provided that (i) the aggregate amount of any such distributions made in any taxable year shall not exceed the amount that the Parent and its Subsidiaries would have been required to pay with respect to U.S. federal, state and local Taxes (as the case may be) for such taxable year if the Parent and its Subsidiaries paid such Taxes directly as a stand-alone taxpayer (or stand-alone consolidated group), (ii) if any amount used to calculate the amount determined in accordance with subclause (i) of this clause (c) is determined to be inaccurate for any reason or the applicable tax return is amended in a manner, subclause (i) of this clause (c) shall promptly be re-calculated to give effect to the correction of such inaccuracy and/or such amendment and to the extent that the amount that the Loan Parties distributed during the applicable calendar year in accordance with this clause (c) is determined to be in excess of such re-calculated amount, then ModusLink or its Subsidiaries (other than the Parent or any of its Subsidiaries) shall promptly make a cash capital contribution to the Parent in an amount equal to such excess amount and (iii) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such distribution;

(d) any Loan Party may make distributions to the Parent (for further distribution by the Parent to an Affiliate of ModusLink) to pay (i) management fees in an aggregate amount not to exceed $5,000,000 in any Fiscal Year and (ii) reasonable and documented indemnities and expenses in connection with services performed by such Affiliate on behalf of the Parent or any of its Subsidiaries, so long as, in the case of subclauses (i) and (ii), (A) no Event of Default shall have occurred and be continuing, or would result from the making of such distribution, (B) the aggregate amount of distributions made pursuant to this clause (d) shall not exceed $5,000,000 in any Fiscal Year and (C) such management fees are for services rendered, for fair consideration and on terms no less favorable to the Loan Parties or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate of the Loan Parties or its Subsidaries.

(e) the Parent to pay dividends in the form of Qualified Equity Interests; and

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(f) Restricted Payments to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent held by future, current or former directors, officers, employees, members of management and consultants of any Loan Party and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or domestic partners pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement upon the death, disability, retirement or termination of employment of any such director, officer, employee, member of management or consultant to the extent (i) not exceeding during any Fiscal Year an aggregate amount equal to $250,000 and (ii) both before and after giving effect to any such payment, no Event of Default exists or would occur as a result thereof.

"Permitted Specified Liens" means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Petty Cash Accounts" means Cash Management Accounts that do not contain deposits at any time in an aggregate amount in excess of $100,000 for any one account and $250,000 in the aggregate for all such accounts.

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"pro forma" or "pro forma basis" or "pro forma effect" means, with respect to any calculation of compliance with any financial covenant (including, without limitation, the Leverage Ratio and Consolidated EBITDA and any component financial definitions thereof), (a) the making of such calculation after giving effect on a pro forma basis to the consummation of the applicable Subject Transaction as if such Subject Transaction had been consummated on the first day of such calculation period; (b) if such Subject Transaction constitutes: (i) a Disposition, any income statement items (whether positive or negative) attributable to the property or Person subject to such Disposition shall be excluded and (ii) a Permitted Acquisition or an Investment, any income statement items (whether positive or negative) attributable to the property or Person subject to such Permitted Acquisition or Investment shall be included; and (c) with respect to any Indebtedness described in clause (d) of the definition of Subject Transaction, (i) any retirement, redemption or repayment thereof by the Parent or any of its Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Subject Transaction) shall be deemed to have occurred on the first day of such calculation period and (ii) any incurrence or issuance (and the proceeds thereof applied) or assumption of such Indebtedness by the Parent or any of its Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Subject Transaction) shall be deemed to have occurred (and the proceeds thereof applied) on the first day of such calculation period only to the extent that such Indebtedness remains outstanding as of the last day of such test period; provided that, (A) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (B) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (C) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or such Subsidiary may designate; provided further, that, the foregoing pro forma adjustments described in clause (b) above may be applied to any such test or covenant solely to the extent that such adjustments (w) are consistent with the definition of "Consolidated EBITDA", (x) give effect to events (including operating expense reductions) that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Parent and its Subsidiaries, (3) factually supportable, reasonably verifiable and made in good faith, and (4) described in a reasonably detailed statement or schedule and certified by an Authorized Officer of the Borrower.

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"Pro Rata Share" means, with respect to:

(a)a Lender's obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances),

(b)with respect to a Lender's obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that, if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(c)with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05) regarding a Lender, the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Term Loans and the Agent Advances, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loans and Agent Advances, provided that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances).

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"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

"Projections" means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).

"Published Rate" means the rate of interest published each Business Day in the Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).

"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition.

"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties maintained in deposit accounts in the name of a Loan Party as of such date, which deposit accounts are subject to Control Agreements (or equivalent account direction letters in respect of deposit accounts located outside the United States) in form and substance reasonably satisfactory to the Collateral Agent.

"Qualified ECP Loan Party" means each Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the Commodities Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

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"Real Property Deliverables" means each of the following agreements, instruments and other documents (or, in the case of a Facility not located in the United States of America, any equivalent instruments and other documents) in respect of each Facility owned by any Loan Party:

(a)a Mortgage duly executed by the applicable Loan Party,

(b)evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage;

(d)either (x) a current ALTA survey and a surveyor's certificate, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Collateral Agent or (y) a prior ALTA survey in form and substance reasonably satisfactory to the Collateral Agent, together with an affidavit of the applicable Loan Party certifying that there has been no material change to the Facility since the date of such ALTA Survey;

(e)either (x) a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility's compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to each Facility or (y) a zoning report reasonably acceptable to the Collateral Agent;

(f)an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g)a satisfactory ASTM 1527-00 Phase I Environmental Site Assessment ("Phase I ESA") (and, if requested by the Collateral Agent based upon the results of such Phase I ESA, an ASTM 1527-00 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm satisfactory to the Collateral Agent;

(h)flood insurance for such Facility if all or a portion of such Facility is located in an area designated by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), and in which flood insurance has been made available under the U.S. National Flood Insurance Program, in an amount equal to the full replacement cost of the buildings, fixtures and personalty located on such real property or such other amount as may be agreed to by the Collateral Agent in writing; and

(i)such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

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"Reference Rate" means, for any day, a rate per annum equal to the highest of (a) 4.00% per annum and (b) the rate last quoted by JPMorgan Chase Bank in New York, New York as its "reference rate", "base rate" or "prime rate", or if JPMorgan Chase Bank ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Register" has the meaning specified therefor in Section 12.07(f).

"Registered Intellectual Property" means Intellectual Property issued, registered, renewed or the subject of a pending application.

"Registered Loans" has the meaning specified therefor in Section 12.07(f).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Lender" has the meaning specified therefor in Section 12.02(b).

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

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"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%. The Pro Rata Share of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Restricted Affiliated Lender" means any Affiliated Lender (excluding any Affiliated Investment Fund and any natural person).

"Restricted Payment" means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries, but excluding payment of customary indemnification obligations owing by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

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"Revolving Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i).

"Revolving Loan Lender" means a Lender with a Revolving Credit Commitment or a Revolving Loan.

"Sale and Leaseback Transaction" means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Secured Party" means any Agent and any Lender.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 12.07(l).

"Security Agreement" means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

"Security Documents" means, collectively, any Security Agreement, any IP Security Agreement, any Mortgage, any Control Agreement, and any other agreement executed and delivered by a Loan Party which purports to grant a Lien to any Collateral Agent for the benefit of the Secured Parties, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time, securing all or any portion of the Obligations as set forth therein.

"Seller" means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

"Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

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"Solvent" means, with respect to any Person on a particular date, that on such date (a) the present fair value of the property of such Person and its subsidiaries on a consolidated basis and measured on a going concern basis, is not less than the total liabilities of such Person and its subsidiaries on a consolidated basis, (b) the present fair salable value of the property of such Person and its subsidiaries on a consolidated basis and measured on a going concern basis, will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis as they become absolute and matured in the ordinary course of business, (c) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (d) such Person and its subsidiaries on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in the ordinary course of business, and (e) such Person and its subsidiaries on a consolidated basis are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's and its subsidiaries’ property on a consolidated basis would constitute unreasonably small capital.

"Specified Representations" has the meaning specified therefor in Section 5.01(b).

"Specified Acquisition Representations" has the meaning specified therefor in Section 5.01(b).

"Sponsor" means SPH Group Holdings LLC, a Delaware limited liability company and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

"Standard & Poor's" means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto.

"Subject Transaction" means, with respect to any test period, (a) the Transactions, (b) any Permitted Acquisition or other Investment permitted under this Agreement that results in a Person becoming a Subsidiary (whether by acquiring all or substantially all of the assets or any business line, unit or division or any plant of such Person or by acquiring a majority of the Equity Interests of such Person), (c) any Disposition of all or substantially all of the assets or Equity Interests of any Loan Party (or any business unit, line of business or division of a Loam Party or any of its Subsidiaries) that is expressly permitted by this Agreement, (d) to extent expressly permitted by this Agreement, all Indebtedness (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Restricted Payment) incurred or issued after the first day of the relevant calculation period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) that remains outstanding as of the last day of such test period and/or (e) any other event that by the terms of the Loan Documents requires "pro forma" compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a "pro forma basis".

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, or (ii) otherwise on terms and conditions satisfactory to the Collateral Agent and the Required Lenders.

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"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

"Swap" means any "swap" as defined in Section 1a(47) of the Commodities Exchange Act and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodities Exchange Act, or (b) a commodity opinion entered into pursuant to Commodity Futures Trading Commission Regulation 32.3(a).

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

"Taxes" has the meaning specified therefor in Section 2.09(a).

"Termination Date" means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Term Loan" and "Term Loans" means the loans made by the Term Loan Lenders to the Borrower pursuant to Section 2.01(a)(ii).

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

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"Term Loan Lender" means a Lender with a Term Loan Commitment or a Term Loan.

"Term Loan Obligations" means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Assets" means the total consolidated assets of the Parent and its Subsidiaries (other than Excluded Subsidiaries), as shown on the most recent financial statements of the Parent that the Agents has received in accordance with the terms of this Agreement.

"Total Commitment" means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

"Total Revolving Credit Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments, which, as of the Effective Date, equals $393,000,000.

"Transactions" means, collectively, (a) the Closing Equity Investment, (b)  the consummation of the IWCO Acquisition and the other transactions contemplated by the IWCO Acquisition Agreement, (c) the execution and delivery of the Loan Documents and the incurrence of the Term Loans under this Agreement and (e) the payment of the fees, costs and expenses related to the foregoing.

"Transferee" has the meaning specified therefor in Section 2.09(a).

"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04(b).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006).

"WARN" has the meaning specified therefor in Section 6.01(p).

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"Working Capital" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Account Receivables of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or is cured within any period of cure expressly provided for in this Agreement. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent (or any subagent or designee or delegee of any Agent), any agreement entered into by any Agent (or any subagent or designee or delegee of any Agent) pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent (or any subagent or designee or delegee of any Agent) pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent (or any subagent or designee or delegee of any Agent), shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

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Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in this Agreement, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

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(c) Notwithstanding anything to the contrary herein, financial ratios and tests (including the Leverage Ratio and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any test period during which any Subject Transaction occurs shall be calculated with respect to such test period and such Subject Transaction on a pro forma basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of a financial ratio or test (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such test period shall have consummated any Subject Transaction, then, in each case, any such applicable financial ratio or test shall be calculated on a pro forma basis for such test period as if such Subject Transaction had occurred at the beginning of the applicable test period.

(d) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of "Capital Lease," in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Article II

THE LOANS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment; provided that no Revolving Loans shall be advanced on the Effective Date; and

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(ii) each Term Loan Lender severally agrees to make the Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the Total Revolving Credit Commitment. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow, the Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans.

(a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan or the Term Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iv) the use of the proceeds of such proposed Loan, and (v) the proposed borrowing date, which must be a Business Day, and, with respect to (A) the Term Loan, must be the Effective Date and (B) with respect to the Revolving Loans, must be a Business Day after the Effective Date. If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in integral multiples of $100,000.

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(c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment and the Term Loan Commitment it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(iii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

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(iv) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender, together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(v) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

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(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans, and all accrued and unpaid interest thereon and all other Obligations relating thereto, shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) The Term Loans shall be repayable in consecutive quarterly installments, each of which shall be in an amount equal per quarter to $1,500,000 and each such installment to be due and payable, in arrears, on the last day of each quarter commencing on March 31, 2018 and ending on the Final Maturity Date; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loans. The outstanding unpaid principal amount of the Term Loans, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date and (ii) the date on which any Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

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(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein unless within 30 days after the Administrative Agent or the applicable Lender makes such statement available to the Borrower, the Borrower shall deliver to the Administrative Agent, and such Lender if applicable, written objection thereto describing the error or errors contained in such statement; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

Section 2.04 Interest.

(a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date of the occurrence such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. Notwithstanding anything to the contrary contained in this Section 2.04(c), the Loan Parties hereby acknowledge and agree that no election or notice of the imposition of the Post-Default Rate shall be required in the case of an Event of Default arising under Section 9.01(f) or Section 9.01(g) (it being understood and agreed that such imposition shall occur automatically and without the need for any action by any Person).

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(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the last day of each month, commencing on the last day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. In no event shall the Total Revolving Credit Commitment be reduced to less than $5,000,000 (unless reduced to zero). Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days' prior written notice to the Administrative Agent, (3) irrevocable and (4) accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. The Total Term Loan Commitment shall terminate concurrently with the making of the Term Loans on the Effective Date.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrower may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part. Each prepayment made pursuant to this clause (b)(i) in connection with a reduction of the Total Revolving Credit Commitment pursuant to clause (a)(i) above shall be accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

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(ii) Term Loan. The Borrower may, at any time and from time to time, upon at least 3 Business Days' prior written notice to the Administrative Agent, prepay the principal of any Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(iii) Termination of Agreement. The Borrower may, upon at least 10 Business Days' prior written notice to the Agents (or such shorter period that may be agreed to by the Agents), terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement. If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice; provided that, if such notice states that it is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of a Change of Control, such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

(c) Mandatory Prepayment.

(i) Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended on December 31, 2018 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii) (each such date, a "ECF Due Date"), the Borrower shall, if the Leverage Ratio of the Parent and its Subsidiaries as of the end of such Fiscal Year is (A) greater than 3.50:1.00, prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Section 2.05(b) for such Fiscal Year (in the case of payments made by the Borrowers pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), or (B) equal to or less than 3.50:1.00, prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) 25% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Section 2.05(b) for such Fiscal Year (in the case of payments made by the Borrowers pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments). Notwithstanding the foregoing, Excess Cash Flow shall exclude any amounts attributable to periods prior to (x) the Effective Date and (y) in the case of any Person that becomes a Subsidiary of the Parent after the Effective Date pursuant to a Permitted Acquisition, the consummation date of such Permitted Acquisition.

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(ii) Subject to Section 2.05(c)(vi) below, within three (3) Business Days of the receipt of any Net Cash Proceeds from any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a) through (j), and (l) through (o) of the definition thereof)) by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $250,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Within three (3) Business Days of the receipt of any Net Cash Proceeds from the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than any Excluded Equity Issuances or Permitted Cure Equity), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) Subject to Section 2.05(c)(vi) below, within three (3) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(v) Immediately upon receipt by the Loan Parties of the Net Cash Proceeds of any Permitted Cure Equity pursuant to Section 7.03, the Borrower shall apply 100% of such Net Cash Proceeds first, to prepay the outstanding principal of the Revolving Loans (without a corresponding permanent reduction in the Revolving Credit Commitments), until paid in full and second, all remaining Net Cash Proceeds shall be deposited in an account subject to a Control Agreement.

(vi) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with Dispositions or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $500,000 in the aggregate in any calendar year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair, restore, develop or otherwise purchase properties or assets (other than current assets) used in such Person's business, provided that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within 5 Business Days after such Disposition or such Extraordinary Receipt, as the case may be, stating that such Net Cash Proceeds shall be contractually committed to be used to replace, repair, restore, develop or otherwise purchase properties or assets used in such Person's business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds and such Net Cash Proceeds must actually be used to replace, repair, restore or develop properties or assets used in such Person's business within a period not exceeding 360 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds received by a Loan Party are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

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(vii) Without any reduction in the Total Revolving Credit Commitment, the Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds any of the limits set forth in Section 2.01(b)(i) to the full extent of such excess.

(viii) Notwithstanding any other provisions of Section 2.05(c), (A) to the extent that any of or all the of the relevant Excess Cash Flow or Net Cash Proceeds described in clauses (i) through (iv) are attributable to a Foreign Subsidiary that would otherwise give rise to a prepayment obligation under any such clause or Excess Cash Flow attributable to a Foreign Subsidiary that would otherwise give rise to a prepayment obligation under Section 2.05(c), (x) are prohibited, restricted or delayed by applicable local law or restrictions (not effected in anticipation or contemplation of such prepayment) or under such Foreign Subsidiary's Governing Documents (including as a result of minority ownership) from being repatriated to the United States or (y) the upstreaming or transfer as a distribution or dividend of which would, in the good faith determination of the Borrower, cause any Loan Party or Subsidiary thereof to incur a material adverse liability (including, without limitation, any withholding tax) or a material adverse tax consequence (including, without limitation, a deemed dividend) and (B) to the extent that any or all of the relevant Excess Cash Flow is generated by any joint venture or the relevant Net Cash Proceeds described in clauses (ii) through (iv) above are received by any joint venture for so long as the repatriation to the Borrower of such Excess Cash Flow or Net Cash Proceeds would be prohibited under the Governing Documents governing such joint venture or the existing documents governing the Indebtedness of such joint venture (such amount described in the foregoing clause (A) or (B), as the case may be, a "Restricted Amount"), then the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount and such Restricted Amount may be retained by the applicable Subsidiary, and the failure to apply any such Restricted Amounts toward any such mandatory prepayment shall not result in a Default or Event of Default hereunder; provided, that the Borrowers hereby agree to cause the applicable Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation, or as the case may be, to eliminate such material adverse tax liability or material adverse tax consequence, in each case, in its reasonable control in order to make such prepayment (subject to the considerations above); provided, further, that if and to the extent any such repatriation ceases to be prohibited or delayed by applicable local law or such material adverse tax liability or material adverse tax consequence is eliminated, in each case, any time during the one (1) year period immediately following the date on which the applicable mandatory prepayment pursuant to this Section 2.05 was required to be made, the Loan Parties shall reasonably promptly repatriate, or cause to be repatriated, an amount equal to the applicable portion of such Restricted Amount, and the Loan Parties shall reasonably promptly pay such portion of the Restricted Amount to the Lenders, which payment shall be applied in accordance with Section 2.05(d).

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(d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii) and (c)(iv) above shall be applied, first, ratably to the Term Loans, until paid in full, and, second, to the Revolving Loans (without a corresponding permanent reduction in the Revolving Credit Commitments), until paid in full. Each prepayment of the Term Loans shall be applied against the remaining installments of principal of the Term Loans in the inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments and other proceeds of Collateral in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b). Notwithstanding the foregoing, any Lender may decline to accept any mandatory prepayment described above, in which case, the declined amount of such prepayment shall be distributed, first, to the prepayment of the Term Loans held by the Lenders that have elected to accept such declined amount based on their respective Pro Rata Shares, second, to the repayment of the Revolving Loans then outstanding (without a corresponding permanent reduction of the Revolving Credit Commitment) and, third, any remaining amount may be retained by the Borrower..

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

(b) Applicable Prepayment Premium.

(i) Upon the occurrence of an Applicable Prepayment Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Prepayment Premium.

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(ii) Any Applicable Prepayment Premium payable in accordance with this Section 2.06(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii) The Loan Parties expressly agree that: (A) the Applicable Prepayment Premium is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lender and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Prepayment Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Prepayment Premium Trigger Event.

(iv) Nothing contained in this Section 2.06(b) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(c) Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct certain inspections, audits, and/or examinations described therein, at the times and upon advance notice described therein. The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections and audits and (ii) the reasonable out-of-pocket cost of all visits, inspections and audits conducted by a third party on behalf of the Agents; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Agents for more than one (1) audit or examination during any calendar year.

Section 2.07 LIBOR Option.

(a) In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Each Interest Period of a LIBOR Rate Loan made to the Borrower shall commence on the date such LIBOR Rate Loan is made and shall end on such date as the Borrower may elect as set forth in subsection 2.02(a) above; provided that no Interest Period shall end after the last day of the Final Maturity Date.

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(b) The Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan made to the Borrower by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.02(a) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.07(c), as the case may be. The Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration not later than 11:00 a.m. (New York City time) on the day which is not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion). If the Administrative Agent does not receive timely notice of the Interest Period elected by the Borrower, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Reference Rate Loan, subject to Section 2.07(c) herein below.

(c) The Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan made to the Borrower, or on any Business Day with respect to Reference Rate Loans, convert any such loan into a loan of another type (i.e., a Reference Rate Loan or a LIBOR Rate Loan) in the same aggregate principal amount, provided that any conversion of a LIBOR Rate Loan made to the Borrower not made on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan shall be subject to Section 2.07(e). If the Borrower desires to convert a Loan, the Borrower shall give the Administrative Agent a Notice of Borrowing by no later than 11:00 a.m. (New York City time) (i) on the day which is three (3) Business Days' (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) prior to the date on which such conversion is to occur with respect to a conversion from a Reference Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Reference Rate Loan, specifying, in each case, the date of such conversion, the Loans to be converted and if the conversion is from a Reference Rate Loan to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(d) Subject to Section 2.05(b), the Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time, together with accrued interest on the principal being prepaid to the date of such repayment in the case of any LIBOR Rate Loan made to the Borrower, and the Borrower shall specify the date of prepayment of Loans which are LIBOR Rate Loans, the Loan to which such prepayment is to be applied and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then-current Interest Period with respect thereto, the Borrower shall indemnify the Agents and Lenders therefor in accordance with Section 2.07(e) hereof.

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(e) In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrower shall be conclusive absent manifest error.

(f) Notwithstanding any other provision hereof, if any Requirement of Law, or any Change in Law, shall make it unlawful for any Lender (for purposes of this subsection (f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, Administrative Agent shall provide notice of same to the Borrower and the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be suspended until such notice is withdrawn by the Administrative Agent, and the Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, the Borrower shall pay the Administrative Agent, upon the Administrative Agent's request, such amount or amounts as may be necessary to compensate Lenders for any Funding Losses sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders to the Borrower shall be conclusive absent manifest error.

(g) In the event that any Agent or any Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.02(a) hereof for any Interest Period;

(ii) dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Reference Rate Loan into a LIBOR Rate Loan;

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(iii) at any time that an Event of Default under Section 9.01(a), 9.01(c) (solely as a result of the Loan Parties' failure to comply with Section 7.03), Section 9.01(f) or Section 9.01 (g) has occurred and is continuing; or

(iv) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Administrative Agent shall give the Borrower prompt written, telephonic or facsimile notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Reference Rate Loan, unless the Borrower shall notify the Administrative Agent no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Reference Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Reference Rate Loan, or, if the Borrower shall notify the Administrative Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Reference Rate Loan at the end of the applicable Interest Period. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and the Borrower shall not have the right to convert a Reference Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

(h) Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(i) Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than 5 separate Interest Periods for LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

Section 2.08 [Reserved].

Section 2.09 Taxes.

(a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, additions to tax, penalties or other liabilities with respect thereto (collectively, "Taxes"), save as required by law and excluding any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: Taxes imposed on or measured by the net income received or receivable (but not any sum deemed to be received or receivable) by any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")), franchise Taxes and branch profits Taxes (A) imposed by the jurisdiction in which such Person is organized or has its principal lending office or (B) imposed as a result of a present or former connection between a Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document (all such Taxes described in this clause (B), "Other Connection Taxes"), (all Taxes, other than those excluded under this Section 2.09(a), collectively or individually, "Indemnified Taxes"). If any Loan Party shall be required to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to any Secured Party (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09(a)) such Secured Party (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future court, stamp, documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13, "Other Taxes"). Each Loan Party shall deliver to each Secured Party the original or a certified copy of receipts in respect of any Indemnified Taxes or Other Taxes payable hereunder promptly after payment of such Indemnified Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against any loss, liability or cost which that Secured Party suffers for or on account of Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09(c)) paid by such Person, whether or not such Indemnified Taxes or Other Taxes are correctly or legally asserted save that such indemnity shall not apply if and to the extent that a loss, liability or cost:

(i) is compensated for by an increased payment pursuant to Section 2.11 or an Additional Amount;

(ii) would have been so compensated but was not so compensated solely because any of the exclusions in Section 2.10(d) applied; or

(iii) (for the avoidance of doubt) is compensated for by Clause 2.09(b);

Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

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(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Secured Party") agrees that it shall, to the extent it is legally entitled to do so, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Secured Party claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Secured Party hereby represents to the Agents and the Borrower that such Non-U.S. Secured Party is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Secured Party agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (d) shall be delivered by each Lender (or Transferee) to the Borrower and each Agent. Such forms shall be delivered by each Non-U.S. Secured Party on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Secured Party changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, such Lender (or Transferee) or Agent shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower or any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.09(d), a Non-U.S. Secured Party shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Secured Party is not legally able to deliver. Any Secured Party that is not a Non-U.S. Secured Party shall deliver to the Borrower and the Agents on or prior to the date on which such Secured Party becomes a Secured Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of Internal Revenue Service Form W-9 certifying that such Secured Party is exempt from U.S. federal backup withholding tax.

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(e) Notwithstanding anything to the contrary set forth in this Agreement (including, but not limited to, any other provision of this Section 2.09), the Loan Parties shall not be required to indemnify any Secured Party, or pay any Additional Amounts to any Secured Party, in respect of United States Federal withholding tax pursuant to this Section 2.09 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Secured Party became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to the designation of a New Lending Office, the date such Secured Party designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, (ii) the obligation to indemnify or pay such Additional Amounts would not have arisen but for a failure by such Secured Party to comply with the provisions of clause (d) above, or (iii) such U.S. Federal withholding tax is imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

(f) Any Secured Party (or Transferee) claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.09(f) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).

(g) The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of Additional Amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Agreement (including, but not limited to, this Section 2.09), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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Section 2.10 [Reserved].

Section 2.11 Increased Costs and Reduced Return.

(a) If any Secured Party shall have reasonably determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except for Indemnified Taxes or Taxes described in Section 2.09(e), in each case, of such Secured Party or any Person controlling such Secured Party), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have reasonably determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any guaranty or participation with respect thereto, such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's or such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any guaranty or participation with respect thereto, or any agreement to make Loans or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.

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(c) Clauses (a) and (b) of this Section 2.11 do not apply to the extent any cost or reduction is:

(i) attributable to a withholding or deduction for or on account of Tax required by law to be made from a payment by a Borrower or Guarantor;

(ii) compensated for by Section 2.09(c) or would have been compensated for under that Section 2.09(c) but was not so compensated solely because any of the exclusions set out therein applied;

(iii) compensated for by Section 2.09(b);

(iv) attributable to the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III (whether such implementation, application or compliance is by a government, regulator, Secured Party or any of its Affiliates), unless such cost or reduction was not, in the reasonable opinion of that Secured Party, capable of being calculated by the relevant Secured Party with sufficient accuracy or in reasonable detail on the date of this Agreement or, if later, as at the date on which the relevant Secured Party became a Secured Party; or

(v) attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment taking account of or incorporating any measure from Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Secured Party or any of its Affiliates.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.11 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.11 for any increased costs incurred or reductions suffered more than twelve months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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Section 2.12 Changes in Law; Impracticability or Illegality.

(a) The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c) The obligations of the Loan Parties under this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid or cause to be paid to the Agents any assignment fees specified in Section 12.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article III

[RESERVED]

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Article IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01 Payments; Computations and Statements.

(a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent's discretion; provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month, and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

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Section 4.02 Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith (a) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (b) purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the applicable provisions of this Agreement; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in any written agreement among the Agents and the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts (other than interest or principal of the Loans) then due and payable to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Agent Advances until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Prepayment Premium then due and payable to the Lenders until paid in full; (viii) eighth, to the ratable payment of all other Obligations then due and payable until paid in full; and (ix) ninth, to the Borrower or such other Person entitled thereto under applicable Requirement of Law.

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(c) For purposes of Section 4.03(b) (other than clause (viii) thereof), "paid in full" means payment in cash or Cash Collateralization (as applicable) of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (viii), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In each instance, so long as no Event of Default has occurred and is continuing and except as otherwise expressly provided herein, Section 4.03(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loans in accordance with the terms and conditions of Section 2.05.

(e) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by any Requirement of Law:

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(a) Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c) Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender in accordance with Section 2.13.

(d) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

Article V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents:

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(a) Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all reasonable, documented and out-of-pocket fees, costs, expenses and Taxes required to be paid pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the only representations and warranties relating to the Parent and its Subsidiaries the accuracy of which shall be a condition to the availability of the Loans on the Effective Date, shall be (A) the representations and warranties contained in Section 6.01(a), (b), (c), (d), (h), (k), (s), (t), (w), (x) and (z), and, subject to Permitted Liens, any representation and warranty with respect to the creation and perfection of the Collateral Agent's security interest in the Collateral (the foregoing being the "Specified Representations"), in each case, as they relate to the entering into or performance of the Loan Documents by the Loan Parties on the Effective Date, and (B) the representations and warranties made by the Sellers (as defined in the IWCO Acquisition Agreement) or the Parent or any of its Affiliates that are material to the Agents and the Lenders, but only to the extent that Parent or any of its Affiliates have the right under the IWCO Acquisition Agreement to terminate (or cause the termination of) their obligations under the IWCO Acquisition Agreement or not to consummate the transactions contemplated by the IWCO Acquisition Agreement as a result of a breach of such representations and warranties in the IWCO Acquisition Agreement (the "Specified Acquisition Representations") without regard to Parent's waiver of such breach and after giving effect to all applicable cure and grace periods; provided that the representations and warranties specified in clauses (A) and (B) above are true and correct in all material respects (except to the extent qualified by materiality or "Material Adverse Effect", in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except to the extent qualified by materiality or "Material Adverse Effect", in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date), and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) this Agreement, duly executed by each of the parties thereto;

(ii) a Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer, as applicable, in each case, to the extent in the Loan Parties' control or received by the Loan Parties prior to the Effective Date,;

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(iii) (A) payoff letters executed by or on behalf of each of the Existing Lenders stating that upon receipt of a respective amount certain (1) all Indebtedness owed by the Loan Parties under the respective Existing Credit Facility will be paid in full, (2) the respective Existing Credit Facility and all related documents will be terminated and released, (B) appropriately prepared filings related to the termination of security interest in Intellectual Property for each assignment for security recorded with respect thereto, if any, at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, (C) appropriately prepared UCC-3 termination statements for all UCC-1 financing statements filed by or on behalf of the Existing Lenders and covering any portion of the Collateral and (D) appropriately prepared termination documents for any control agreements or landlord waivers existing in favor of any of the Existing Lenders;

(iv) evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;

(v) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(vi) a Perfection Certificate;

(vii) the IP Security Agreements;

(viii) the Acquisition Collateral Assignment;

(ix) the Disbursement Letter;

(x) the Fee Letter;

(xi) the Intercompany Subordination Agreement;

(xii) a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation or incorporation, certificate of limited partnership or other publicly filed organizational document (as applicable) of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of incorporation or organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational or company number (as applicable) of such Loan Party, if an organizational or company number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers and (D) as to the matters set forth in Section 5.01(b);

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(xiii) a certificate of an officer of the Parent, certifying as to the solvency of the Loan Parties on a consolidated basis (after giving effect to the Loans made on the Effective Date), in the form attached hereto as Exhibit G;

(xiv) a certificate of an Authorized Officer of the Borrower certifying that (A) the attached copies of the IWCO Acquisition Documents and (B) such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements (except with respect to the IStar Dispute) ;

(xv) a certificate of the appropriate official(s) of the jurisdiction of incorporation or organization certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing (where such (or similar) concept has a legal meaning in a particular jurisdiction) of such Loan Party in such jurisdiction;

(xvi) copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect;

(xvii) an opinion of (A) Olshan Frome Wolosky LLP, counsel to the Loan Parties and (B) of any other applicable local counsel reasonably requested by any Agent, in each case, as to such matters as the Collateral Agent may reasonably request; and

(xviii)     evidence of the insurance coverage required by Section 7.01(h) and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may reasonably request; and

(xix) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e) Material Adverse Effect. No IWCO Material Adverse Effect shall have occurred since December 31, 2016 that is continuing as of the Effective Date.

(f) Consummation of IWCO Acquisition. Concurrently with the making of the initial Loans, (i) the Parent shall have purchased pursuant to the IWCO Acquisition Documents (no provision of which shall have been amended or otherwise modified or waived in any material and adverse manner to the Loan Parties, the Agents or the Lenders without the prior written consent of the Required Lenders), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the IWCO Acquisition Assets for a cash purchase price (excluding assumed liabilities) not in excess of $475,600,000 (ii) the proceeds of the Term Loan shall have been applied in full to pay the purchase price payable pursuant to the IWCO Acquisition Documents for the IWCO Acquisition Assets and the closing and other costs relating thereto and (iii) each of the applicable Loan Parties shall have fully performed all of the obligations to be performed by it under the IWCO Acquisition Documents (other than conditions waived that could not be adverse to the Agents or Lenders or could not reasonably be expected to result in a Material Adverse Effect or with respect to consents required under the IStar Lease Agreement).

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(g) Approvals. Other than in connection with the IStar Lease Agreement, all consents, authorizations and approvals of, and material filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, the IWCO Acquisition or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

(h) Closing Equity Investment. The Parent shall have (i) received a cash Investment in an aggregate amount not less than $85,000,000 (the “Closing Equity Investment”) on the Effective Date, the terms of which shall be reasonably acceptable to the Lenders and (ii) shall have further contributed such cash proceeds to the Borrower.  The proceeds of the sale of such Equity Interests constituting the Closing Equity Investment shall be distributed pursuant to the Disbursement Letter.

(i) Availability. After giving effect to all Loans to be made on the Effective Date and the other Transactions, (i) the Borrower shall have Availability (calculated after giving effect to the Transactions) plus Qualified Cash of at least $25,000,000 and (ii) the accounts payable of the Loan Parties shall not be more than 60 days past due and all other liabilities of the Loan Parties shall be current. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Availability.

(j) KYC. The Agents and the Lenders shall have each received, at least 3 Business Days in advance of the Effective Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(k) Leverage Ratio. The Leverage Ratio of the Parent and its Subsidiaries for the trailing twelve month period ended September 30, 2017, calculated on a pro forma basis after giving effect to the Loans and the Transactions, shall not be greater than 4.75:1.00. The Parent shall deliver to the Agents a certificate of the chief financial officer of the Parent certifying as to the matters set forth in this Section 5.01(k) and containing the calculation of the Leverage Ratio.

Section 5.02 Conditions Precedent to All Loans After the Effective Date. The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

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(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes required to be paid by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower's acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied or waived in writing by the applicable Lenders as of the date of such credit extension.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

Section 5.03 Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (or such later date as is hereafter agreed to in writing by the Collateral Agent in its reasonable discretion) (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

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(a) Within 30 days after the Effective Date (or such later date as determined by the Collateral Agent in its sole discretion), the Collateral Agent shall have received the insurance endorsements required to be delivered pursuant to Section 7.01(h) (i) naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee, as applicable, under such insurance policy and (ii) providing that such insurance policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' (10 days' in the case of non-payment) prior written notice to the Collateral Agent;

(b) The Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent within 45 days after the Effective Date (or such later date as determined by the Collateral Agent in its sole discretion), a collateral access agreement, in form and substance satisfactory to the Collateral Agent, executed by each Person who possesses Inventory of any Loan Party;

(c) The Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent within 45 days after the Effective Date (or such later date as determined by the Collateral Agent in its sole discretion), a landlord waiver, in form and substance reasonably satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule III to the Security Agreement; and

(d) Within 60 days after the Effective Date (or such later date as determined by the Collateral Agent in its sole discretion), the Collateral Agent shall have received all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties (x) on the Effective Date, that the Specified Acquisition Representations are true and correct as required by the terms of the definition thereof and the representations described in Section 5.01(b)(ii) are true and correct and (y) on every date thereafter, to the extent required pursuant to Section 5.02, that:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited company, limited liability company, exempted limited partnership or limited partnership duly organized, validly existing and, where such (or similar) concept has a legal meaning in a particular jurisdiction, in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and, where such (or similar) concept has a legal meaning in a particular jurisdiction, is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and, where such (or similar) concept has a legal meaning in a particular jurisdiction, in good standing could not reasonably be expected to have a Material Adverse Effect.

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(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C)  any material Contractual Obligation binding on or otherwise affecting it or any of its properties (other than with respect to the IStar Dispute), (iii)  do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document or with respect to the IStar Dispute) upon or with respect to any of its properties, and (iv)  do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect (other than with respect to the IStar Dispute).

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date, or that have been otherwise obtained.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(e) Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

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(f) Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the knowledge of any Loan Party, threatened action in writing, suit or proceeding (including, without limitation, shareholder or derivative litigation) affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document, the IWCO Acquisition Documents or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The Financial Statements, when delivered to each Agent pursuant to Section 7.01(a), fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for Taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries are set forth in the Financial Statements. Since December 31, 2016, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from October 1, 2017, through December 31, 2022, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law or (iii) any term of any material Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except, solely in the case of this clause (other than in respect to the IStar Dispute) (iii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

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(i) ERISA. (i) Each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents to the extent requested, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no material pending or, to the knowledge of any Loan Party, threatened claims in writing, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment, except as otherwise required by law.

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(j) Taxes, Etc. Except as previously disclosed in writing to the Administrative Agent, (i) all federal, and material foreign, state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and (ii) all Taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such Taxes, assessments and other governmental charges exceeding $250,000 and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business.

(iii) No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related or ancillary thereto.

(iv) Neither the Parent nor any other Holdco (A) has any material liabilities (other than liabilities arising under the Loan Documents), (B) owns any material assets (other than the Equity Interests of its Subsidiaries) or (C) engages in any operations or business (other than the ownership of its Subsidiaries) and activities incidental thereto), in each case, other than as not expressly prohibited by Section 7.02(d)(ii).

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(m) Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person if the failure to have or be in compliance therewith could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p) Employee and Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied and that could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of any Loan Party have not been in material violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(q) Environmental Matters. Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance with all Environmental Laws in all material respects; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor-in-interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor-in-interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor-in-interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor-in-interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material, except to the extent that such use could not reasonably be expected to have a Material Adverse Effect; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which failure to report could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r) Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(s) Use of Proceeds. The proceeds of the Term Loans shall be used (a) to pay a portion of the Purchase Price payable pursuant to the IWCO Acquisition Documents, (b) to pay fees and expenses in connection with the transactions contemplated hereby and under the IWCO Acquisition Documents, (c) to repay certain existing indebtedness of the Borrower and its Subsidiaries and (d) for general working capital purposes of the Loan Parties and certain of their subsidiaries. The proceeds of any Revolving Loans made after the Effective Date shall be used for general working capital and other corporate purposes of the Loan Parties.

(t) Solvency. On the Effective Date, after giving effect to the transactions contemplated by this Agreement (including the Transactions) and before and after giving effect to each Loan, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

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(u) Intellectual Property. Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of each item of Registered Intellectual Property owned by each Loan Party. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any applicable law pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v) [Reserved].

(w) Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x) Security Interests. Each Security Agreement creates or, when entered into, will create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d), the recording of the Mortgages, the delivery of appropriate Cash Management Agreements, and the recording of each relevant Assignment for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, to the extent perfection can be accomplished through such filings, agreements or recordings, first priority security interests (subject to Permitted Liens), and, except as contemplated by the Security Agreements or the Mortgages, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (A) the filing of continuation statements in accordance with applicable law, (B) the recording of the relevant Assignment for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable (the foregoing being the "IP Security Agreements"), with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights, (C) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property that constitutes Collateral and (D) other applicable local law recordations or registrations.

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(y) Consummation of Acquisition. The Parent has delivered to the Agents complete and correct copies of the material IWCO Acquisition Documents, including all schedules and exhibits thereto. The IWCO Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of the IWCO Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each such Person. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such sale other than such as have been obtained on or prior to the Effective Date. Each Acquisition Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. All conditions precedent to the IWCO Acquisition Agreement have been fulfilled (other than with respect to consents required under the IStar Lease Agreement) or (with the prior written consent of the Agents) waived, no IWCO Acquisition Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any Acquisition Document.

(z) Anti-Terrorism Laws.

(i) None of the Loan Parties nor any of their Subsidiaries nor, to the knowledge of the Loan Parties, any Affiliates of any Loan Party (other than other portfolio companies), has violated or is in violation of any Anti-Terrorism Laws or engages or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(ii) None of the Loan Parties or any of their Subsidiaries nor, to the knowledge of the Loan Parties, any Affiliate of any Loan Party (other than other portfolio companies), officer, director or principal shareholder or owner of any of the Loan Parties or such Subsidiaries, is a Blocked Person.

(iii) None of the Loan Parties, nor any of their Subsidiaries, (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.

(aa) Anti-Bribery and Anti-Corruption Laws.

(i) The Loan Parties are in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the "Anti-Corruption Laws").

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(ii) None of the Loan Parties has at any time:

(A) offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, "Foreign Official"), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B) acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law that could reasonably be expected to result in a Material Adverse Effect.

(iii) There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties, their Subsidiaries or, to the knowledge of the Loan Parties, any of their respective current or former directors, officers, employees, stockholders.

(iv) The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(bb) Full Disclosure.

(i) Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

(ii) Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (1) Projections are as to future events and are not to be viewed as facts and are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties' control, (2) actual results may differ materially from the Projections and such variations may be material and no assurances can be given as to any particular projections being realized, and (3) the Projections are not a guarantee of performance.

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Article VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Reporting Requirements. Furnish to each Agent (for itself and each Lender):

(i) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

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(iii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries:

(A) consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of Moduslink and its Subsidiaries (or, at the option of Parent, of Parent and its Subsidiaries) as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof, and

(B)consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (1) the financial statements for the immediately preceding Fiscal Year, and (2) the Projections, all in reasonable detail and prepared in accordance with GAAP;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (a "Compliance Certificate"):

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03, (2) attaching a schedule showing in reasonable detail the calculation of the aggregate amount of Permitted Intercompany Investments (other than Investments made by Loan Parties to or in other Loan Parties that are organized under the laws of the same jurisdiction), and (3) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and

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(C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), (1) attaching a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require, (2) including the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and (3) including confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v) [reserved];

(vi) as soon as available and in any event not later than 30 days prior to the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent attaching (A)  Projections for the Parent and its Subsidiaries (consisting of a balance sheet, income statement and statement of cash flow thereof), prepared on a quarterly basis and otherwise in form and substance reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(bb)(ii) are true and correct with respect to the Projections, in form previously delivered to the Agents or otherwise reasonably satisfactory to the Agents;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) within 10 days after any Loan Party knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 10 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan, (D) promptly and in any event within 10 days after any Loan Party thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 10 days after receipt thereof by any Loan Party or any Loan Party has knowledge of such receipt by any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;

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(x) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;

(xi) within 5 Business Days after execution, receipt or delivery thereof, copies of any notices that any Loan Party executes or receives in connection with terminations of any Material Contract;

(xii) within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiii) within 10 Business Days after the consummation of any transaction using the Available Basket Amount, a certificate of an Authorized Officer of the Borrower certifying as to the matters described in the definition of "Available Basket Amount" and attaching reasonably detailed supporting calculations related thereto, in form reasonably satisfactory to the Collateral Agent;

(xiv) promptly after (A) the sending or filing thereof, copies of all material statements, reports and other material information any Loan Party sends to any holders of its Indebtedness for borrowed money with a principal amount in excess of $1,000,000 or its securities or files with the SEC or any national (domestic or foreign) securities exchange, except to the extent such statements, reports or other information are publicly available on the SEC's website and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness for borrowed money with a principal amount in excess of $1,000,000;

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(xv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xvi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent from time to time may reasonably request.

(b) Additional Borrowers, Guarantors and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party (other than an Excluded Subsidiary) created or acquired after the Effective Date, and each Subsidiary of any Loan Party which is an Excluded Subsidiary on the Effective Date or upon formation or acquisition but later ceases to be an Excluded Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within 10 Business Days (or, in the case of matters specified in clause (C) below, 30 days (or such later date as agreed to in writing by the Collateral Agent in its sole discretion)) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates (if any) evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the applicable Security Documents, (2) undated stock powers for such Equity Interests executed in blank, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the fee owned real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by the Security Documents (including, any such Mortgage) or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents that are applicable to the Guarantors and that all property and assets of such Subsidiary shall become Collateral for the Obligations, other than exclusions expressly set forth in the Security Documents; and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary to the extent required to be pledged under the terms of the Security Agreement or any other applicable Security Document, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent; it being understood and agreed that there shall be no requirement to obtain or deliver security documents governed by a Law other than the Law of the United States or take perfection steps with respect to the Collateral in any jurisdiction other than the United States.

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(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing); except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries in an aggregate amount for all such Taxes, assessments and other governmental charges exceeding $250,000, except to the extent contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and, where such (or similar) concept has a legal meaning in a particular jurisdiction, in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any reasonable time and from time to time during normal business hours and, in the absence of a continuing Event of Default, upon reasonable advance notice to Borrower, at the reasonable expense of the Borrower (subject to the limitations contained in Section 2.06(c)), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear, and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

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(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, and worker's compensation) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. Subject to Section 5.03(b), all certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the Lender’s loss payable and/or additional insured, as applicable, endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time. All certificates of insurance shall provide for not less than 30 days' (10 days' in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided that, in the absence of an Event of Default, the Collateral Agent shall provide the Borrower with reasonable prior written notice before arranging for any such insurance. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 10 days of an Authorized Officer gaining knowledge of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release, except for such Releases which could not reasonably be expected to have a Material Adverse Effect; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

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(k) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) Landlord Waivers; Collateral Access Agreements. Unless otherwise waived by the Collateral Agent in its sole discretion, at any time any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance satisfactory to the Collateral Agent.

(m) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located and including, for the avoidance of doubt, any freehold interest in any English real property) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $1,000,000 immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value"). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Loan Party that has acquired such New Facility shall furnish the same to the Collateral Agent within 30 Business Days of such request (or such later date as agreed to in writing by the Collateral Agent in its sole discretion). The Borrower shall pay all fees and expenses, including, without limitation, reasonable, documented attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(m).

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(n) Lender Meetings. Upon the reasonable prior written request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting (which, at the option of the Borrower and reasonably acceptable to the Collateral Agent, may be by conference call) with the Agents and the Lenders, at such time as may be agreed to by the Borrower and such Agent or the Required Lenders; provided that, if such meeting is attended in person, the Loan Parties shall not be required to reimburse the Agent or any Lender for its costs and expenses incurred in connection therewith more than once in any 12 consecutive month period.

(o) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries to the extent required by the Loan Documents, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby (subject to Permitted Liens) (including making all filings and registrations) and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, and shall not permit any of its Subsidiaries to:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

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(c) Fundamental Changes; Dispositions.

(i) Merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that any wholly-owned Subsidiary of any Loan Party may be merged into such Loan Party (other than the Parent or any other Holdco) or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 10 days' prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (E) in the case of mergers, consolidations and amalgamations involving a Loan Party, the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to the applicable Security Documents and the Equity Interests of such Subsidiary is the subject of the applicable Security Documents, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and (F) if a Borrower is a party to such merger, consolidation or amalgamation, a Borrower shall be the surviving entity in such merger, consolidation or amalgamation;

(ii) Wind-up, liquidate or permit any of its Subsidiaries to do any of the foregoing; provided, however, any Subsidiary of a Loan Party (other than Parent or the Borrower) may wind up, liquidate or dissolve if (A) the governing body of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries and (B) the assets of such Subsidiary are distributed to a Loan Party or a wholly-owned Subsidiary of a Loan Party (provided that if the Subsidiary is a Loan Party such Subsidiary's assets must be distributed to a Loan Party); and

(iii) Other than Permitted Dispositions and Permitted Restricted Payments, convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing.

(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l); provided, that this Section 7.02(d) shall not prohibit Parent or any of its Subsidiaries from engaging in any business activities reasonably related, ancillary or incidental thereto.

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(ii) Permit the Parent or any other Holdco to have any material liabilities (other than liabilities arising or permitted under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries), except that each of the Parent and such Holdco may (A) incur liabilities under the Loan Documents or any documents evidencing Permitted Indebtedness, (B) perform its obligations under the Loan Documents, the IWCO Acquisition Documents and any other documents evidencing Permitted Indebtedness to which it is a party, (C) make investments, Restricted Payments and other transactions not prohibited by this Agreement or any of the other Loan Documents, (D) own the Equity Interests of its Subsidiaries and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, solely as permitted pursuant to this Agreement, (E) maintain its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (F) if applicable, participate in tax, accounting and other administrative matters as a member of a consolidated group, (G) provide indemnification to officers and directors in the ordinary course of business, (H)  comply with Requirements of Law applicable to it, (I)  obtain, and the pay any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, and (J) any activities incidental or reasonably related to the foregoing.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period set forth in the table below to exceed the amount set forth opposite such fiscal period:

Period	Capital Expenditure
Fiscal Year ended 2018	$15,000,000
Fiscal Year ended 2019	$15,000,000
Fiscal Year ended 2020	$15,000,000
Fiscal Year ended 2021	$15,000,000
Fiscal Year ended 2022	$15,000,000

; provided, however, that the amount of Capital Expenditures permitted to be made in any fiscal period set forth in the table above may be increased as follows: if the amount of the Capital Expenditures permitted to be made in any fiscal period set forth in the table above is greater than the actual amount of the Capital Expenditures actually made in such fiscal period (the amount by which such permitted Capital Expenditures for such fiscal period exceeds the actual amount of Capital Expenditures for such fiscal period, the "Excess Amount"), then such Excess Amount (such amount, the "Carry-Over Amount") may be carried forward to the next succeeding fiscal period (the "Succeeding Fiscal Period"); provided that the Carry-Over Amount applicable to a particular Succeeding Fiscal Period may not be carried forward to another fiscal period and Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period shall be deemed to reduce first, the amount set forth in the table above for such fiscal period, and then the Carry-Over Amount.

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(h) Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and that are consented to by the Collateral Agent prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, (ii) transactions among Loan Parties and their Subsidiaries in the ordinary course of business to the extent not otherwise prohibited by this Agreement, (iii) transactions permitted by Section 7.02(c), Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation, benefits and indemnification arrangements approved by the Board of Directors (or committee thereof) of the Parent or the applicable Subsidiary, and (vi) Permitted Restricted Payments.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

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(A) this Agreement and the other Loan Documents and, so long as such documents are not more restrictive than this Agreement and the other Loan Documents, any other document entered into in connection with Permitted Indebtedness;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided that any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset;

(E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(F) customary restrictions on dispositions of real property interests found in reciprocal easement agreements;

(G) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or

(H) customary restrictions in contracts that prohibit the assignment of such contract.

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents and any other document entered into in connection with any other Permitted Indebtedness, so long as the prohibitions, restrictions and conditions that are set forth in such documents are not more restrictive than this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary provisions in leases restricting the assignment or sublet thereof and (v) provisions of any software and other Intellectual Property licenses pursuant to which any Loan Party or any Subsidiary of any Loan Party is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, provided that such provisions apply only to the assets subject to the applicable license.

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(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Subordinated Indebtedness or any other Indebtedness that is secured by a lien that is subordinated to the liens securing the Obligations or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if (in the case of this clause (y) only) such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness in any respect unless such amendment, modification or change is permitted under the applicable subordination or intercreditor agreement updated thereto;

(ii) (A) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness or any other Indebtedness that is secured by a lien that is subordinated to the liens securing the Obligations in violation of the subordination provisions thereof or any subordination agreement with respect thereto; provided that, the Loan Parties may (1) make regularly scheduled interest payments and payments of fees, expenses and indemnification obligations as and when due in respect of any such Indebtedness (other than payments prohibited by the subordination provisions thereof or any subordination or intercreditor agreement with respect thereto), (2) refinance or exchange such Indebtedness with Permitted Refinancing Indebtedness, (3) payment with respect to Permitted Intercompany Investments constituting Indebtedness made by a Subsidiary that is not Loan Party to a Loan Party so long as not in violation of the subordination provisions applicable thereto, (4) payment with respect to Permitted Intercompany Investments constituting Indebtedness made by a Loan Party to a Loan Party or a Subsidiary that is not Loan Party, and (5) make such payment with, or convert such Indebtedness to, Equity Interests (other than Disqualified Equity Interests) or otherwise set off obligations owing to a Loan Party or any Subsidiary by the holder of such Subordinated Indebtedness against such Subordinated Indebtedness;

(iii) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that (A) either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (B) could not reasonably be expected to be materially adverse to the Agents or the Lenders;

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(iv) amend, modify or otherwise change or waive any of its rights under any Acquisition Document if such amendment, modification, change or waiver could reasonably be expected to have a Material Adverse Effect; or

(v) amend, modify or otherwise change its name, jurisdiction of incorporation or organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of incorporation or organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 10 days' prior written notice by the Borrower to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o) ERISA. Engage, or permit (to the extent within the control of any Loan Party) any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit (to the extent within the control of any Loan Party) any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment, in each case, that could, individually or in the aggregate, reasonably be expected to result in liability to the Loan Parties in excess of $1,000,000.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any noncompliance that could not reasonably be expected to have a Material Adverse Effect).

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(q) Anti-Terrorism Laws.

(i) None of the Loan Parties, nor any of their Affiliates (other than other portfolio companies), shall:

(A) conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C) use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor, to the knowledge of any Loan Party, any Affiliate (other than other portfolio companies) shall be or shall become a Blocked Person.

The Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower's compliance with this Section 7.02(q).

(r) Anti-Bribery and Anti-Corruption Laws. None of the Loan Parties shall:

(i) offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person;

(ii) otherwise violate, attempt to violate or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any Anti-Corruption Law; or

(iii) act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

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Section 7.03 Financial Covenant. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, on each Compliance Date, permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Parent and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Date of Fiscal Quarter End	Ratio
December 31, 2017 through and including September 30, 2018	6.25 to 1.00
December 31, 2018	6.00 to 1.00
March 31, 2019 through and including December 31, 2019	5.50 to 1.00
March 31, 2020 through and including December 31, 2020	5.00 to 1.00
March 31, 2021 through and including December 31, 2021	4.50 to 1.00
March 31, 2022 and thereafter	4.00 to 1.00

; provided that Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof, consistent with Section 2.05(c)(v), to prepay the principal of any Revolving Loan, in whole or in part (but shall not result in a reduction of the Total Revolving Credit Commitment) in an amount not less than the amount necessary such that Liquidity (which shall be measured as the average Liquidity for the last 10 consecutive days of the applicable fiscal quarter and shall be calculated to give pro forma effect to any such Revolving Loan prepayment) of Parent and its Subsidiaries is not less than $15,000,000 (the "Cure Right"), so long as (a) the Borrower provides the Agents written notice of its expectation to receive proceeds from Permitted Cure Equity, and such proceeds are actually received by the Borrower, no later than 3 Business Days prior to the last day of the applicable fiscal quarter and (b) the aggregate proceeds received in connection with the exercise of all Cure Rights shall not exceed $40,000,000.

Article VIII

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements.

(a) The Loan Parties shall (i) establish and maintain cash management services at one or more banks determined by them (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

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(b) Within 60 days after the Effective Date (or such later date agreed to by the Collateral Agent), the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. From and after the date that is 60 days following the Effective Date, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts); provided that with respect to any deposit account or securities account (other than an Excluded Account) acquired by such Loan Party pursuant to a Permitted Acquisition, the applicable Loan Party shall deliver to Collateral Agent a Control Agreement with respect to such account within 60 days after such Permitted Acquisition or such later date as the Administrative Agent may agree in its sole discretion.

(c) Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent's direction be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent's Account.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that within 60 days (or such later date as the Administrative Agent may agree) of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement.

Article IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. Each of the following events shall constitute an event of default (each, an "Event of Default"):

(a) the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Agent Advance, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of 3 Business Days or (ii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or "Material Adverse Effect" in the text thereof) when made or deemed made;

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(c) (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(m), Section 7.02 or Section 7.03, (ii) any Loan Party shall fail to perform or comply with in clauses (i) through (iv) of Section 7.01(a) and, solely in the case of this clause (ii), such failure, if capable of being remedied, shall remain unremedied for 5 Business Days after the earlier of the date an Authorized Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or (iii) any Loan Party shall fail to perform or comply with Section 7.01(c) or 7.01(n) or any covenant or agreement contained in any Security Document and, solely in the case of this clause (iii), such failure, if capable of being remedied, shall remain unremedied for 10 days after the earlier of the date an Authorized Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any other Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) ModusLink, any Loan Party or any Subsidiary of a Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any corporate action to authorize or effect any of the actions set forth above in this subsection (f);

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(g) any proceeding shall be instituted against ModusLink, any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Document, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral with a fair market value of more than $1,000,000 in the aggregate purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of the Loan Parties' business, taken as a whole, for more than 15 consecutive days;

(l) any material damage to, or loss, theft or destruction of Collateral, taken as a whole, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive Business Days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(m) [reserved];

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(n) the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of the Loan Parties;

(o) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party incurs a withdrawal liability in an annual amount exceeding $1,000,000;

(p) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to Borrower by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the occurrence of such Termination Event has resulted or could reasonably be expected to result in the incurrence of a liability (including a liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code) to a loan party in excess of $1,000,000;

(q) a Change of Control shall have occurred; or

(r) there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Debt" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

then, and in any such event, the Collateral Agent (and solely with respect to clause (i) below, the Administrative Agent) may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Prepayment Premium (if any), shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

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Article X

AGENTS

Section 10.01    Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

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Section 10.02    Nature of Duties; Delegation

(a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

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Section 10.03    Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form reasonably satisfactory to the Collateral Agent (and, with respect to Revolving Loans and/or Revolving Credit Commitments, the Administrative Agent); (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04    Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

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Section 10.05    Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06    Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07    Successor Agent.

(a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

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Section 10.08    Collateral Matters.

(a) If any Default or Event of Default shall have occurred and be continuing, each Agent may from time to time make such disbursements and advances ("Agent Advances") which such Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, reasonable out-of-pocket documented costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Agent making any Agent Advances shall notify the other Agent, each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Agent making any Agent Advances, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to such Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnification Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

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(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein or in the other Loan Documents.

Section 10.09    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

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Section 10.10    No Reliance on any Agent's Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

(b) Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to each Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (A) within ten (10) days after the Effective Date, and (B) as such other times as are required under the USA PATRIOT Act.

(c) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Agent or Lender may from time to time request, and each Loan Party shall provide to such Agent or Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Agent or such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

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Section 10.11    No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12    No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13    Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

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Section 10.14    Collateral Custodian.

(a) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All reasonable, documented out-of-pocket costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

Section 10.15    Cerberus as Sub-Agent. The Administrative Agent hereby appoints Cerberus as sub-agent of the Administrative Agent to maintain a Register with respect to the Term Loans as described in Section 12.07(f) and each Term Loan Lender hereby appoints and designates Cerberus as such Term Loan Lender's agent for the purpose of receiving interest payments with respect to such Term Loan Lender's portion of the Term Loans. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.16    Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

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Article XI

GUARANTY

Section 11.01    Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all reasonable, documented out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Hedge Liabilities. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

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(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03    Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04    Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

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Section 11.05    Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06    Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

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Article XII

MISCELLANEOUS

Section 12.01    Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

if to any Loan Party:

c/o IWCO Direct Holdings Inc.
7951 Powers Boulevard
Chanhassen, MN 55317
Attention: Joseph F. Morrison

Telephone: 952.470.6460

Telecopier: 952.474.4057

E-mail: Joe.Morrison@iwco.com

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019
Attention: Adam W. Finerman
Telephone: 212.451.2289
Telecopier: 212.451.2222
Email: afinerman@olshanlaw.com

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if to either Agent, to it at the following address:

CERBERUS BUSINESS FINANCE, LLC
c/o Cerberus California, LLC
11812 San Vicente Blvd., Suite 300
Los Angeles, California 90049
Attention: Kevin F. Cross
Telephone: 310.903.5020
Telecopier: 310.826.9203

in each case, with a copy to (which shall not constitute notice):

SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, NY 10022
Attention: Eliot Relles
Telephone: 212.756.2000
Telecopier: 212.756.5955

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided further that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent, as the case may be.

(b) Electronic Communications.

(i) Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents.

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(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.02    Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender (excluding mandatory prepayments and the waiver of Post-Default Rate interest), reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender (excluding mandatory prepayments), in each case, without the written consent of such Lender;

(ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iii) amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender;

(v) amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender;

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(vi) amend the definition of "Availability," "Excluded Hedge Liability" (or any provision expressly relating to Excluded Hedge Liabilities, including Section 12.24), "Hedge Liabilities," "Maximum Revolving Loan Amount," or "Pro Rata Share" without the written consent of each Agent and each Revolving Loan Lender; or

(vii) amend, modify or waive Section 2.01(b)(i), Section 2.05(c)(vii), Section 5.02 (it being understood, however, that this clause (vii) shall not impact the effectiveness of any waiver of a Default or Event of Default, including, but not limited to, for purposes of Section 5.02), Section 10.08 or Section 12.07(b) (as it relates to the Revolving Loan Lenders or Administrative Agent) without the consent of each Agent and the Revolving Loan Lenders.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) except as otherwise provided in Section 12.07, any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 4.03. Notwithstanding anything to the contrary herein, except as otherwise provided in Section 12.07, no Defaulting Lender, Loan Party, Permitted Holder (or other equity holder of the Parent) or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, Permitted Holder (or other equity holder of the Parent) or Affiliate).

(b) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender, other than the Agents and their respective Affiliates and Related Funds (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with and subject to the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

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Section 12.03    No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04    Expenses; Attorneys' Fees. The Borrower will pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (n) below, the Lenders), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable, documented, fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (c) through (n) below, the Lenders), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, other than in connection with claims or actions brought by any Lender or Agent against one another, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, other than in connection with claims or actions brought by any Lender or Agent against one another, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. Notwithstanding the foregoing, any and all legal fees, costs and expenses incurred pursuant to clauses (b) through (n) above shall be limited to (A) one outside counsel to the Agents and the Lenders, (B) one local counsel in each relevant jurisdiction to the Agents and the Lenders and one regulatory counsel in each relevant regulatory area to the Agents and the Lenders and (C) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

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Section 12.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. No Lender shall exercise any such right of set-off without the prior consent of the Agents or the Required Lenders. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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Section 12.07    Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(i) Subject to the conditions set forth in clauses (a)(ii) and (a)(iv) below, any Lender may assign to one or more Eligible Assignees (each, an "Assignee") all or a portion of its Loans, in each case together with all related rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, except with respect to consents regarding any Disqualified Lender, such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after written request by any Agent or the respective assigning Lender, provided further that no consent of the Borrower shall be required (x) in the case of any Lender, for an assignment of any Loan or any Commitment to a Lender, an Affiliate of a Lender, or a Related Fund or (y) if an Event of Default has occurred and is continuing, any other Eligible Assignee; or

(B) the Collateral Agent, except for assignments of Loans to a Related Fund, another Lender or an Affiliate of a Lender;

(ii) Assignment Conditions. Assignments shall be subject to the following additional conditions:

(C) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Related Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Collateral Agent) shall be at least $5,000,000 or a multiple of $1,000,000 in excess thereof in the case of Term Loans or, in each case, if less, all of such Lender's remaining Loans and Commitments of the applicable class and shall be accompanied with a process and recordation fee of $3,500 payable to the Collateral Agent (provided that such fee shall not apply in the case of assignments by a Lender to any of its Affiliates or Related Funds) unless the Administrative Agent and the Borrower otherwise consent;

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(D) the parties to each assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance together with any promissory note subject to such assignment;

(E) the Assignee, if it is not already a Lender hereunder, shall deliver to the Agents and the Borrower an administrative questionnaire and the Internal Revenue Service forms described in Section 2.09 (as applicable) and shall comply with the requirements of Section 2.09 as if it were a "Lender"; and

(F) in the absence of a continuing Event of Default, no assignment shall be made to a Disqualified Institution.

(iii) [Reserved]

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender (including Affiliated Investment Funds) on a non-pro rata basis through open market purchases, in each case in accordance with the terms of this Agreement (including Section 12.07), subject, to the extent applicable, to the restrictions set forth in the definitions of "Eligible Assignee" and subject to the following further limitations:

(A) [reserved];

(B) for purposes of determining whether the Required Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 12.02), (2) otherwise acted on any matter related to any Loan Document or (3) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, except in the case of any Affiliated Lender Amendment, the aggregate amount of Term Loans owed to the Affiliated Lenders or Term Loan Commitments of the Affiliated Lenders shall be disregarded (and treated for all purposes as if not outstanding) for purposes of calculating Required Lenders; provided, however, that if the Required Lenders (determined in accordance with the preceding provisions of this clause (B)) shall have consented to such amendment, waiver or modification or otherwise approved such action, then the Term Loans owed to the Affiliated Lenders or Term Loan Commitments of the Affiliated Lenders shall be deemed to have affirmatively consented to such amendment, waiver, modification or other action; provided further that any amendment, waiver or modification of any Loan Document that (1) increases any commitment of such Affiliated Lender, (2) extends the due date for any scheduled installment of principal of any Loan held by such Affiliated Lender (including at maturity), (3) extends the due date for interest under the Loan Documents owed to such Affiliated Lender, (4) reduces any amount owing to such Affiliated Lender under any Loan Document or (5) results in a disproportionate adverse effect to an Affiliated Lender as compared to other Lenders (the foregoing being an "Affiliated Lender Amendment"), in each case, shall require the affirmative consent of each such Affiliated Lender adversely affected thereby;

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(C) Restricted Affiliated Lenders shall not be entitled to receive (i) information provided solely to Lenders by the Agents or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Agents and their advisors, other than the right to receive Notices of Borrowing, notices of prepayments and other administrative notices in respect of its Term Loans or Term Loan Commitments required to be delivered to Lenders pursuant to Article II and financial statements delivered under Section 7.01 and (ii) advice of counsel to the Lenders or the Agents or challenge the attorney-client privilege afforded to such Persons; provided that Affiliated Investment Funds shall not be subject to such limitation;

(D) at the time any Affiliated Lender is making purchases of Term Loans pursuant to an open market purchase it shall execute and deliver an Assignment and Acceptance to the Agents;

(E) at the time of such open market purchase by a Restricted Affiliated Lender, no Default or Event of Default shall have occurred and be continuing;

(F) any Term Loans acquired by Sponsor or any Affiliated Lender may, with the consent of the Borrower, be contributed to the Parent (whether through any of its direct or indirect parent entities or otherwise) and exchanged for Equity Interests (not Disqualified Equity Interests) of the Parent, provided that any such Term Loans so contributed shall be immediately cancelled, terminated and forgiven;

(G) the aggregate principal amount of all Term Loans which may be assigned through open market purchases shall not exceed (as calculated at the time of the consummation of any aforementioned assignments) in the case of Restricted Affiliated Lenders, 10% of the aggregate principal amount of the Term Loans then outstanding;

(H) Notwithstanding any other provision herein to the contrary, in the event that a Loan Party is the subject of a proceeding of the type described in Section 9.01(f) or 9.01(g) (such proceeding, a "Loan Party Insolvency"), each Restricted Affiliated Lender shall grant to the Collateral Agent a power of attorney, giving the Collateral Agent the right to vote each Restricted Affiliated Lender's claims on all matters submitted to the Lenders for consent in respect of such Loan Party Insolvency, and the Collateral Agent shall vote such claims in the same proportion as the majority (by holdings) of Lenders (other than Restricted Affiliated Lenders) that voted on each matter submitted to such Lenders for approval; provided that (1) the foregoing shall not permit the Collateral Agent to consent to, or refrain from, giving approval in respect of a plan of reorganization pursuant to Title 11 of the Bankruptcy Code of the Loan Party that is the subject of the Loan Party Insolvency (such plan of reorganization being a "Loan Party Plan of Reorganization"), if any Restricted Affiliated Lender would, as a consequence thereof, receive treatment under such Loan Party Plan of Reorganization that, on a ratable basis, would be inferior to that of the Lenders (other than such Restricted Affiliated Lenders) holding the same tranche of Term Loans as the affected Restricted Affiliated Lender (such Lenders being, "Non-Restricted Persons") and any such Loan Party Plan of Reorganization shall require the consent of such Restricted Affiliated Lender and (2) to the extent any Non-Restricted Person would receive superior treatment as part of any Loan Party Plan of Reorganization, as compared to any Restricted Affiliated Lender, pursuant to any investment made, or other action taken, by such Non-Restricted Person in accordance with such Loan Party Plan of Reorganization (but excluding the Term Loan), then such Restricted Affiliated Lender's consent shall not be required, so long as such Restricted Affiliated Lender was afforded the opportunity to ratably participate in such investment or to take such action pursuant to the Loan Party Plan of Reorganization;

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(I) no assignment of Term Loans to an Affiliated Lender may be purchased with the proceeds of any Revolving Loan;

(J) none of the Borrower, the Parent, any Subsidiaries of the Parent or any Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to the Parent, Subsidiaries of the Parent or any of their respective Affiliates.

Notwithstanding anything to the contrary herein, Section 12.07(a)(iv) shall supersede any provisions in Section 4.03 to the contrary.

(b) [Reserved]

(c) [Reserved]

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

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(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 12.07(f) shall be construed so that all Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations (or any other relevant or successor provisions of the Internal Revenue Code or of such Treasury Regulations).

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(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation, complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Internal Revenue Code and the Treasury Regulations (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) Any Non-U.S. Secured Party who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

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(k) Each Lender may sell participations to one or more banks or other entities (other than the Parent, Subsidiaries of the Parent, Affiliates of the Parent or a natural person) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder, except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.11 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided that such participant agrees to be subject to the provisions of Section 2.09 and 2.13 as if it were an assignee under Section 12.07. A participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant unless the sale of the participation to such participant is made with the Loan Parties’ prior written consent.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

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Section 12.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES ENTERING INTO THIS AGREEMENT.

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Section 12.12    Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13    No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14    Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15    Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable, documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower's use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or a dispute solely among the Indemnitees.

140

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) Notwithstanding anything to the contrary set forth in this Section 12.15, indemnification for any legal fees, costs and expenses shall be limited to (A) one outside counsel to the Agents and the Lenders, (B) one local counsel in each other relevant jurisdiction to the Agents and the Lenders and one regulatory counsel in each relevant regulatory area to the Agents and the Lenders and (C) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole.

(e) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16    Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, any fees set forth in the Fee Letter and the Applicable Prepayment Premium, if any, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

141

Section 12.17    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18    Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

142

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19    Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrower.

143

Section 12.20    Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower before issuing such press release or other public disclosure, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem reasonably appropriate.

Section 12.21    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23    Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.23 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

144

Section 12.24    Keepwell. Each Loan Party, if it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party's obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 12.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.24, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 12.24 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 12.24 constitute, and this Section 12.24 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Borrower and Guarantor for all purposes of Section 1(a)(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding any provision hereof or in any Loan Document to the contrary, in the event that any Guarantor is not an "eligible contract participant" as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, at the time (i) any Swap Obligation is undertaken or (ii) such Guarantor becomes a Guarantor, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such Swap Obligation and (y) in the case of clause (ii) above, any transactions outstanding under any Swap Obligation as of such date such Guarantor becomes a Guarantor hereunder.

Section 12.25    Assumption and Acknowledgment. Effective immediately after the consummation of the IWCO Acquisition, the execution and delivery by the Borrower of a counterpart hereto and the funding of the Loans on the Effective Date hereunder, and without affecting any of the obligations of Parent as a Guarantor under any Loan Document, the Borrower hereby assumes all of the Initial Borrower’s rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents as a “Borrower” hereunder (collectively, the “Assumption”) including, any claims, liabilities, or obligations arising from Initial Borrower’s failure to perform any of its covenants, agreements, commitments or obligations under the Loan Documents to be performed prior to the date of the Assumption. Initial Borrower hereby acknowledges the Assumption by the Borrower and its effectiveness immediately after the consummation of the Acquisition, the execution and delivery by the Borrower of a counterpart hereto and the funding of the Loans on the Effective Date hereunder. Without limiting the generality of the foregoing, upon its execution and delivery of a counterpart hereto, the Borrower hereby expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties, and agreements contained herein which are binding upon, and to be observed or performed by, a Borrower. The Administrative Agent and each Lender hereby consents to the Assumption.

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145

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INITIAL BORROWER:

MLGS MERGER COMPANY, INC.

By:	/s/ Louis J. Belardi
Name:	Louis J. Belardi
Title:	Secretary and Treasurer

BORROWER:

INSTANT WEB, LLC

By:	/s/ Joseph F. Morrison
Name:	Joseph F. Morrison
Title:	Chief Financial Officer

PARENT:

IWCO DIRECT HOLDINGS INC.

By:	/s/ Joseph F. Morrison
Name:	Joseph F. Morrison
Title:	Chief Financial Officer

Financing Agreement

UNITED MAILING, INC.
VICTORY ENVELOPE, INC.
IWCO DIRECT NEW YORK, INC.
IWCO DIRECT NORTH CAROLINA, INC.
IWCO DIRECT TWIN, LLC

By:	/s/ Joseph F. Morrison
Name:	Joseph F. Morrison
Title:	Chief Financial Officer

Financing Agreement

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

Financing Agreement

LENDERS:

CERBERUS LEVERED LOAN OPPORTUNITIES FUND III, L.P.
By: Cerberus Levered Opportunities III GP, LLC
Its: General Partner

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Senior Managing Director

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.
By: Cerberus NJ Credit Opportunities GP, LLC
Its: General Partner

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Senior Managing Director

CERBERUS ASRS HOLDINGS LLC

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Vice President

CERBERUS KRS LEVERED LOAN OPPORTUNITIES FUND, L.P.
By: Cerberus KRS Levered Opportunities GP, LLC
Its: General Partner

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Senior Managing Director

CERBERUS PSERS LEVERED LOAN OPPORTUNITIES FUND, L.P.
By: Cerberus PSERS Levered Opportunities GP, LLC
Its: General Partner

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Senior Managing Director

CERBERUS FSBA HOLDINGS LLC

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Vice President

CERBERUS ND CREDIT HOLDINGS LLC

By:	/s/ Daniel E. Wolf
	Name:	Daniel E. Wolf
	Title:	Vice President

Financing Agreement

Schedule 1.01(A)

Lenders and Lenders' Commitments

Lender	Revolving Credit Commitment	Term Loan Commitment	Total Commitment
Cerberus Levered Loan Opportunities Fund III, L.P.	$6,785,162.07	$106,662,747.77	$113,447,909.84
Cerberus NJ Credit Opportunities Fund, L.P.	$2,577,547.49	$40,519,046.51	$43,096,594.00
Cerberus ASRS Holdings LLC	$7,591,686.25	$119,341,307.88	$126,932,994.13
Cerberus KRS Levered Loan Opportunities Fund, L.P.	$854,301.30	$13,429,616.43	$14,283,917.73
Cerberus PSERS Levered Loan Opportunities Fund, L.P.	$3,366,824.99	$52,926,488.87	$56,293,313.86
Cerberus FSBA Holdings LLC	$2,022,628.23	$31,795,715.73	$33,818,343.96
Cerberus ND Credit Holdings LLC	$1,801,849.67	$28,325,076.81	$30,126,926.48
Total	$25,000,000	$393,000,000	$418,000,000

Schedule 1.01(B)

Facilities

(i)

Production Facilities & Warehouses:

Facility	Location	Owned or Leased
Warminster (MailGard)	65 Steamboat Drive	Leased
Warminster, PA

Hamburg (Lettershop)	100 Industrial Drive	Leased
Hamburg, PA

Hamburg (Print)	70 Industrial Drive	Leased
Hamburg, PA

Chanhassen - CH1 (Print)	7951 Powers Blvd	Leased
Chanhassen, MN

Chanhassen - CH2 (Personalization)	1001 Park Rd	Leased
Chanhassen, MN

Chanhassen - CH3 (Lettershop)	1000 Park Rd	Leased
Chanhassen, MN

Little Falls (Lettershop)	1910 Haven Rd	Leased
Little Falls, MN

Chanhassen (Warehouse)	8145 Century Blvd	Leased
Chanhassen, MN

Auburn (Warehouse)	2033 Market Street	Leased
Auburn, PA, 17922

Sales Offices:

Sales Office	Location	Owned or Leased

Bill Wicka - Curtis Treiser	2335 Tamiami Trail No	Leased
Naples, FL 34103

Bob McIllyar - B&J Myers LLC	9602 Iron Bridge Road	Leased
Chesterfield, VA 23832

Brian Ridenour - Overton Leasing, LTD	2405 Forest Park Blvd	Leased
Fort Worth, Tx 76104

Deborah Challoner - Boulevard Investment Co.	9909 Clayton Road Office Bldg	Leased
St. Louis, MO 63124

Hank Andersen - Safe Harbor Retirement, LLC	1000 Bridgeport Ave, Suite 2D	Leased
Shelton, CT 06484

Mike Logar – Greg Barrow	2383 Kimberton Road Phoenixville, PA 19460	Leased

Andy Littleton – Thomas Abraham Properties, LLC	43000 Nine Mile Road, Suite 203	Leased
Novi, MI 48375

(ii)

United Mailing Inc. owns three parcels of land adjacent in Chanhassen, MN located immediately adjacent to its Chanhassen operations.

  25.1900220 Section 14 Township 116 Range 023 Chanhassen Lakes Bus. Park Lot 002 - Block 005
  25.1900210 Section 14 Township 116 Range 023 Chanhassen Lakes Bus. Park Lot 001 - Block 005
  25.1900231 Section 14 Township 116 Range 023 Chanhassen Lakes Bus. Park Lot 003 - Block 005 EXC Swly 65’ Measured Parallel to the Swly Lot Line

Schedule 1.01(D)

Immaterial Subsidiaries and Certain Other Excluded Subsidiaries

Subsidiary	Owner
United Mailing Inc.	Instant Web, LLC
Victory Envelope, Inc.	Instant Web, LLC
IWCO Direct New York, Inc.	Instant Web, LLC
IWCO Direct North Carolina, Inc.	Instant Web, LLC
IWCO Direct Twin, LLC	Instant Web, LLC

Schedule 6.01(e)

Capitalization; Subsidiaries

(a). Capitalization

Loan Party	Holder	Equity	Authorized	Outstanding
MLGS Merger Company, Inc.*	ModusLink Global Solutions, Inc.	Common Stock	100	100
Parent * (IWCO Direct Holdings Inc.)	ModusLink Global Solutions, Inc.	Class A Common Stock	880,000 shares	100
Instant Web, LLC	IWCO Direct Holdings Inc.	Membership Interests	NA	100%

United Mailing Inc.	Instant Web, LLC	Common Stock	250,000 shares	37,500

Victory Envelope, Inc.	Instant Web, LLC	Common Stock	100,000 shares	1,000

IWCO Direct New York, Inc.	Instant Web, LLC	Common Stock	100 shares	100

IWCO Direct North Carolina, Inc.	Instant Web, LLC	Common Stock	10,000 shares	1,000

IWCO Direct Twin, LLC	Instant Web, LLC	Membership Interests	NA	100%

*MLGS Merger Company, Inc. will be merged with and into IWCO Direct Holdings Inc. on the day of Closing.

(b). Equity Obligations

None.

(c). Debt

None.

Schedule 6.01(f)

Litigation

None.

Schedule 6.01(i)

ERISA

None.

Schedule 6.01(l)

Nature of Business

The Loan Parties (other than MLGS Merger Company, Inc.) are engaged in direct marketing services and other activities rated or otherwise incidental thereto.

MLGS Merger Company, Inc. formed for purposes of merging with and into IWCO Direct Holdings Inc.

Schedule 6.01(q)

Environmental Matters

(i), (ii) (iii), (iv), (v) and (vi)

1.	The Company discloses the events and conditions described in the following:
a.	Phase I Environmental Site Assessment, IWCO Direct Inc., 7951 Powers Boulevard, 1000 Park Road, 1001 Park Road, Chanhassen, MN, by ERM dated January 2015
b.	Phase I Environmental Site Assessment, Mail-Gard Inc., 65 Steamboat Drive, Warminster, PA, by ERM dated January 2015
c.	Phase I Environmental Site Assessment, IWCO Direct Inc., 70 Industrial Drive, Hamburg, PA, by ERM dated January 2015
d.	Phase I Environmental Site Assessment, IWCO Direct Inc., 100 Industrial Drive, Hamburg, PA, by ERM dated January 2015
e.	Phase I Environmental Site Assessment, IWCO Direct Inc., 1910 Haven Road, Little Falls, MN, by ERM dated January 2015
f.	Site Characterization Report, 65 Steamboat Drive, Warminster Township, Bucks County, PA 18974, by Environmental Consulting, Inc. dated May 28, 2013
g.	Phase I Environmental Site Assessment Report, 1000 Park Road, 1001 Park Road, and 7951 Powers Boulevard, Chanhassen, MN, by Nova Consulting Group, Inc. dated December 10, 2004
h.	Phase One Environmental Site Assessment, IWCO Direct, 1910 Haven Road, Little Falls, MN, by Liesch Associates, Inc. dated December 13, 2004

(vii)

No exceptions.

(viii)

No exceptions.

Schedule 6.01(r)

Insurance

Policy Type	Policy Dates	Premium	Carrier	Policy Number	Coverage Detail	Limits/Terms	DED/SIR
Property	8-01-17 to 8-01-18	$ 341,548	Travelers	6300F001608	Blanket Bldg & BPP	$321,605,525	$10,000
					Blanket BI & EE	$273,611,000	48 Hours

Equipment Breakdown	8-01-17 to 8-01-18	$ 35,207	Travelers	BME12F42523A	Equipment Breakdown	$175,000,000	$10,000

General Liability	8-01-17 to 8-01-18	$ 95,495	Travelers	6300F001608	General Aggregate	$10,000,000	$0
					Products/Completed Operations Aggregate	$2,000,000	$0
					Each Occurrence	$1,000,000	$0
					Personal Injury/ Advertising Injury	$1,000,000	$0
					Fire Damage (Any One Fire)	$100,000	$0
					Medical Expense	$10,000	$0
					Printers E&O - Aggregate	$2,000,000	$25,000
					Printers E&O - Each Wrongful Act	$1,000,000	$25,000
					Product Recall & Correction of Work-Aggregate	$1,000,000	$25,000
					Product Recall & Correction of Work-Each Wrongful Act	$500,000	$25,000
					Employee Benefits Liability-Aggregate Limit	$2,000,000	$0
					Employee Benefits Liability- each employee	$1,000,000	$0

Automobile	8-01-17 to 8-01-18	$ 24,530	Travelers	8100F001608	Combined Single Limit - Any Auto	$1,000,000	$0
					Personal Injury - No Fault	Statutory	$0
					Uninsured/Underinsured Motorist Liability	$1,000,000	$0
					Physical Damage - Owned	ACV
					Comprehensive Deductible		$1,000
					Collision Deductible		$1,000
					Physical Damage - Hired/Leased	ACV
					Comprehensive Deductible		$100
					Collision Deductible		$1,000

Work Comp	8-01-17 to 8-01-18	$ 582,929	North River	4067254557	Statutory Coverage	Included	$250,000
					Employers' Liability
					Each Accident	$1,000,000	$250,000
					Disease - Policy Limit	$1,000,000	$250,000
					Disease - Each Employee	$1,000,000	$250,000

Umbrella	8-01-17 to 8-01-18	$ 74,319	Chubb	79888129	Each Occurrence - Umbrella/Excess	$25,000,000	$0
					Aggregate - Umbrella/Excess	$25,000,000	$0

Schedule 6.01(u)

Intellectual Property

  Copyrights

None.

  Patents

None.

  Trademarks

Mark	Country	Serial No.	Filing Date	Reg. No.	Reg. Date	Owner
BREACH + GARD and Design	Canada	1444064	7/8/2009	799631	6/9/2011	Instant Web, LLC (formerly known as Instant Web, Inc.)
MAIL + GARD and Design	Canada	1444063	7/8/2009	TMA815684	1/18/2012	Instant Web, LLC (formerly known as Instant Web, Inc.)
MAIL-GARD	Canada	1208651	5/4/2001	TMA638093	4/21/2005	Instant Web, LLC (formerly known as Instant Web, Inc.)
DOCPROOF	United States of America	76/264180	5/30/2001	2772206	10/7/2003	Instant Web, LLC (formerly known as Instant Web, Inc.)
MAIL-GARD	United States of America	74/674998	5/17/1995	2002521	9/24/1996	Instant Web, LLC (formerly known as Instant Web, Inc.)
DIRECT MARKETING LIKE NO ONE ELSE	United States of America	78/946,427	8/7/2006	3249608	6/5/2007	Instant Web, LLC (formerly known as Instant Web, Inc.)
IWCO Direct	United States of America	78/946,446	8/7/2006	3249610	6/5/2007	Instant Web, LLC (formerly known as Instant Web, Inc.)
IWCO DIRECT	United States of America	78/946,464	8/7/2006	3249611	6/5/2007	Instant Web, LLC (formerly known as Instant Web, Inc.)
IWCO DIRECT	United States of America	78/946,469	8/7/2006	3249613	6/5/2007	Instant Web, LLC (formerly known as Instant Web, Inc.)

  Domain Names
Domain Name	Expiration Date Status	Registrant
CC3.COM	4/18/2019 Active	Instant Web, LLC dba IWCO Direct
DGISERVICES.COM	6/9/2018 Active	Instant Web, LLC dba IWCO Direct
DGMARKETINGSOLUTIONS.NET	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
DMACTION.COM	2/14/2020 Active	Instant Web, LLC dba IWCO Direct
DMDRIVER.COM	2/14/2020 Active	Instant Web, LLC dba IWCO Direct
DMFINITY.COM	2/14/2020 Active	Instant Web, LLC dba IWCO Direct
DMKISMET.COM	2/14/2020 Active	Instant Web, LLC dba IWCO Direct
DMSDIRECT.ORG	2/13/2020 Active	Instant Web, LLC dba IWCO Direct
DOCPROOF.COM	1/20/2022 Active	Instant Web, LLC dba IWCO Direct
FALA.COM	5/28/2021 Active	Instant Web, LLC dba IWCO Direct
INSTANTWEBCOS.COM	1/6/2019 Active	Instant Web, LLC dba IWCO Direct
INTUITIVEDM.COM	2/14/2020 Active	Instant Web, LLC dba IWCO Direct
IWCO-DIRECT.COM	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
IWCO-DIRECT.US	2/9/2019 Active	Instant Web, LLC dba IWCO Direct
IWCO.COM	9/3/2018 Active	Instant Web, LLC dba IWCO Direct
IWCODIRECT.COM	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
IWCODIRECT.US	2/9/2019 Active	Instant Web, LLC dba IWCO Direct
IWSONIC.COM	2/13/2020 Active	Instant Web, LLC dba IWCO Direct
JETSON.COM	11/29/2020 Active	Instant Web, LLC dba IWCO Direct
MAIL-GARD.COM	2/10/2019 Active	Instant Web, LLC dba IWCO Direct

MAIL-GARD.NET	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
MAIL-GARD.ORG	3/10/2019 Active	Instant Web, LLC dba IWCO Direct
MAILGARD.COM	10/13/2020 Active	Instant Web, LLC dba IWCO Direct
MAILGARD.NET	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
MAILGARD.ORG	3/10/2019 Active	Instant Web, LLC dba IWCO Direct
MYAACASHSHIPPING.COM	9/4/2020 Active	Instant Web, LLC dba IWCO Direct
NRDLDM.COM	3/4/2019 Active	Instant Web, LLC dba IWCO Direct
POWERDM.COM	2/14/2020 Active	Instant Web, LLC dba IWCO Direct
TCDUS.BIZ	8/4/2019 Active	Instant Web, LLC dba IWCO Direct
TCDUS.COM	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
TCDUS.NET	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
UNITEDMAILING.COM	1/6/2019 Active	Instant Web, LLC dba IWCO Direct
USARMYCOI.COM	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
USARMYSUPPORT.COM	2/10/2019 Active	Instant Web, LLC dba IWCO Direct
VICTORYENVELOPE.COM	1/6/2019 Active	Instant Web, LLC dba IWCO Direct
YOURINFOPORT.COM	7/21/2021 Active	Instant Web, LLC dba IWCO Direct
YOURINFOPORT.NET	7/21/2021 Active	Instant Web, LLC dba IWCO Direct

Schedule 7.02(a)

Existing Liens

None.

Schedule 7.02(b)

Existing Indebtedness

None.

Schedule 7.02(e)

Existing Investments

None.

Schedule 7.02(k)

Limitations on Dividends and Other Payment Restrictions

None.

Schedule 8.01

Cash Management Banks and Cash Management Accounts

Grantor	Name and Address of Institution Maintaining Account	Account Number	Purpose of Account
Instant Web, LLC	Wells Fargo 420 Montgomery Street, San Francisco, CA 94104	**********	Collection Account
Instant Web, LLC	Wells Fargo 420 Montgomery Street, San Francisco, CA 94104	**********	Operating Account
Instant Web, LLC	Wells Fargo 420 Montgomery Street, San Francisco, CA 94104	**********	Payroll
Instant Web, LLC	Wells Fargo 420 Montgomery Street, San Francisco, CA 94104	**********	Controlled Disbursement Account

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of ____________ (this "Agreement"), to the Financing Agreement referred to below is entered into by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), [NAME OF ADDITIONAL BORROWER OR GUARANTOR], a _________________ ______________ (the "Additional [Borrower][Guarantor]"), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), a Delaware limited liability company, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Parent, the Borrower [(other than the Additional Borrower)], the Guarantors [(other than the Additional Guarantor)], the Lenders and the Agents have entered into that certain Financing Agreement, dated as of December 15, 2017 (such agreement, together with all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), pursuant to which the Lenders have agreed to make certain term loans and revolving loans (each a "Loan" and collectively the "Loans"), to the Borrower;

WHEREAS, the Borrower's obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional [Borrower][Guarantor] is required to become a [Borrower][Guarantor] by, among other things, executing and delivering this Agreement to the Collateral Agent; and

WHEREAS, the Additional [Borrower][Guarantor] has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional [Borrower][Guarantor].

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are not otherwise defined herein shall have the same meanings herein as set forth in the Financing Agreement.

SECTION 2. Joinder of Additional [Borrower][Guarantor].

(a) Pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional [Borrower][Guarantor] hereby (i) confirms that, as to the Additional [Borrower][Guarantor], the representations and warranties contained in Article VI of the Financing Agreement are true and correct in all material respects as of the effective date of this Agreement (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional [Borrower][Guarantor] shall be a party to the Financing Agreement and shall be bound, as a [Borrower][Guarantor], by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the [Borrowers][Guarantors], [including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally with the other Loan Parties, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement]. The Additional [Borrower][Guarantor] hereby agrees that from and after the effective date of this Agreement, each reference to a ["Borrower"]["Guarantor"] or a "Loan Party" and each reference to the ["Borrowers"]["Guarantors"] or the "Loan Parties" in the Financing Agreement shall include the Additional [Borrower][Guarantor]. The Additional [Borrower][Guarantor] acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b) Attached hereto are supplements to each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional [Borrower][Guarantor]. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such supplement.

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SECTION 3. Effectiveness. This Agreement shall become effective upon its execution by the Additional [Borrower][Guarantor], the Borrower, each Guarantor and each Agent and receipt by the Agents of the following, in each case in form and substance reasonably satisfactory to the Agents:

(a) original counterparts to this Agreement, duly executed by the Borrower, each Guarantor, the Additional [Borrower][Guarantor] and the Agents, together with the Schedules referred to in Section 2(b) hereof;

(b) a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the "Security Agreement Supplement"), duly executed by the Additional [Borrower][Guarantor], and any instruments of assignment or other documents reasonably required to be delivered to the Agents pursuant to the terms thereof;

(c) a Pledge Amendment to the Security Agreement to which the parent company of the Additional [Borrower][Guarantor] is a party, in substantially the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interest of the Additional [Borrower][Guarantor] to be pledged to the Collateral Agent pursuant to the terms thereof;

(d) (i) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional [Borrower][Guarantor] required to be pledged pursuant to the Security Agreement and each Subsidiary of the Additional [Borrower][Guarantor] and (ii) all original promissory notes of such Additional [Borrower][Guarantor], if any, in each case, that are reasonably required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(e) to the extent required under the Financing Agreement, a Mortgage (the "Additional Mortgage"), duly executed by the Additional [Borrower][Guarantor], with respect to the real property owned or leased, as applicable, by the Additional [Borrower][Guarantor], together with all other applicable Real Property Deliverables, agreements, instruments and documents as the Collateral Agent may reasonably require, whether comparable to the documents required under Section 7.01(m) of the Financing Agreement or otherwise;

(f) (i) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage and (ii) evidence reasonably satisfactory to the Collateral Agent of the filing of such UCC-1 financing statements;

(g) a written opinion of counsel to the Loan Parties as to such matters as the Agents may reasonably request; and

(h) such other agreements, instruments or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by the Security Agreement Supplement or any Additional Mortgage or otherwise to effect the intent that the Additional [Borrower][Guarantor] shall become bound by all of the terms, covenants and agreements applicable to [Borrower][Guarantors] contained in the Loan Documents and that all property and assets (other than Excluded Property (as defined in the Security Agreement)) of such Subsidiary shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

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SECTION 4. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to the Additional [Borrower][Guarantor], to it at its address set forth below its signature to this Agreement, and if to the Borrower, any Guarantor, any Lender or any Agent, to it at its address specified in the Financing Agreement or Joinder Agreement (as applicable); or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person, complying as to delivery with the terms of this Section 4. All such notices and other communications shall be effective in accordance with Section 12.01 of the Financing Agreement.

SECTION 5. General Provisions. (a) The Borrower, each Guarantor and the Additional [Borrower][Guarantor] hereby confirms that each representation and warranty made by it under the Loan Documents (after giving effect to any updated schedules to the Loan Documents delivered hereunder or any supplement to any of the Loan Documents delivered in connection herewith) is true and correct in all material respects on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and that no Default or Event of Default has occurred or is continuing under the Financing Agreement. The Borrower and each Guarantor and the Additional [Borrower][Guarantor] hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement instrument or agreement therefor.

(c) The Additional [Borrower][Guarantor] hereby expressly (i) authorizes the Collateral Agent to file appropriate financing statements or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as "all assets" or words of similar import) in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens to be created by the Security Agreement Supplement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto prior to the date hereof. A photocopy or other reproduction of the Security Agreement Supplement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

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(d) The Borrower agrees to pay on demand all reasonable, documented, out-of-pocket costs and expenses incurred by or on behalf of each Agent in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, including, without limitation, the reasonable, documented, out-of-pocket fees, costs, client charges and expenses of counsel for each Agent to the extent set forth in Section 12.04 of the Financing Agreement.

(e) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(f) Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN THE FINANCING AGREEMENT AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ADDITIONAL [BORROWER][GUARANTOR] OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION. THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

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(h) THIS AGREEMENT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(i) THE ADDITIONAL [BORROWER][GUARANTOR], EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE ADDITIONAL [BORROWER][GUARANTOR] CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES ENTERING INTO THIS AGREEMENT.

(j) This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

[____]

By:_________________________________
Name:
Title:

GUARANTORS:

[____]

By:_________________________________
Name:
Title:

[Additional Guarantors]

By:_________________________________
Name:
Title:

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC By: ___________________________ Name: _____________________ Title: ______________________

ADDITIONAL [BORROWER][GUARANTOR]:

[_________________________]

By:	Name: Title:
Address:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _____ __, 20__ between ___________ ("Assignor") and ______________ ("Assignee"). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (together with all exhibits and schedules thereto, as amended, restated, modified or otherwise supplemented from time to time, the "Financing Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1. In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor's portion of the Commitments and the Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. [The Assignee confirms that the aggregate principal amount of all Term Loans assigned to it hereunder (together with all other Term Loans currently held by all of the Restricted Affiliated Lenders does not exceed (calculated as of the date hereof after giving effect to all such assignments) 10% of the aggregate principal amount of the Term Loans currently outstanding.]1

5. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent. The effective date of this Assignment Agreement (the "Settlement Date") shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent (and the Administrative Agent if required by the Financing Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $3,500,2 (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

6. As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

7. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

1 Delete if Assignee is not a Restricted Affiliated Lender.

2 The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

2

9. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:

Name:
Title:
Date:

[ASSIGNEE]

By:

Name:
Title:
Date:

4

ACCEPTED AND CONSENTED TO this ___ day
of ________, 20__

CERBERUS BUSINESS FINANCE, LLC,

as Collateral Agent and Administrative Agent

By:
Name:
Title:

[________________________________],3

as Borrower

By:
Name:
Title:

3 Any Lender may assign to one or more Eligible Assignees all or a portion of its Loans with the prior written consent of the Borrower, provided that, except with respect to consents regarding any Disqualified Lender, such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after written request by any Agent or the respective assigning Lender, provided further that no consent of the Borrower shall be required (i) in the case of any Lender, for an assignment of any Loan or any Commitment to a Lender, an Affiliate of a Lender, or a Related Fund or (ii) if an Event of Default has occurred and is continuing, any other Eligible Assignee.

5

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.Borrowers: MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower")

2.Name and Date of Financing Agreement:

Financing Agreement, dated as of December 15, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), the Initial Borrower, the Borrower, each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as thereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

3.	Date of Assignment Agreement:	_________

4.	Amount of Revolving Credit Commitment Assigned:	$_________

5.	Amount of Term Loan Commitment Assigned:	$_________

6.	Amount of Term Loan Assigned:	$_________

7.	Amount of Revolving Loan Assigned:	$_________

8.	Purchase Price:	$_________

9.	Settlement Date:	_________

6

10.Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT C

FORM OF NOTICE OF BORROWING

[LETTERHEAD OF THE BORROWER]

___________ __, 201_

Cerberus Business Finance, LLC
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
875 Third Avenue

New York, New York 10022

Attention: Kevin Cross

Ladies and Gentlemen:

The undersigned, MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower") (i) refer to the Financing Agreement, dated as of December 15, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), the Initial Borrower, the Borrower, the lenders from time to time party thereto (collectively, the "Lenders"), Cerberus Business Finance, LLC, as collateral agent for the Lenders (in such capacity, together with its successors and assigns, the "Collateral Agent"), and Cerberus Business Finance, LLC as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents") and (ii) hereby give you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement (the "Proposed Loan"), and in connection therewith sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Financing Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Financing Agreement.

a.	The borrowing date of the Proposed Loan is _________.
b.	The Proposed Loan is a [Term Loan] [Revolving Loan].
c.	The aggregate principal amount of the Proposed Loan is $_________.
d.	The Proposed Loan shall be a [Reference Rate Loan][LIBOR Rate Loan with an Interest Period of [1][2][3] month(s)].

e.	The proceeds of the Proposed Loan are to be disbursed pursuant to the instructions set forth on Exhibit A attached hereto.

The undersigned certifies as of the date of this notice and as of the date the Proposed Loan is made that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Secured Party on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Proposed Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Proposed Loan to be made on such date and (iii) all applicable conditions set forth in Section 5.02 of the Financing Agreement shall have been satisfied or waived in writing by the applicable Lenders as of the date of the Proposed Loan.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

MLGS MERGER COMPANY, INC.4

By:_________________________
Name:
Title:

INSTANT WEB, LLC

By:_________________________
Name:
Title:

4 For initial borrowing on Effective Date

EXHIBIT A

WIRING INSTRUCTIONS

Payee	Wiring Instructions
__________________	Bank: [City/State] ABA # Account # Ref:

EXHIBIT D

FORM OF LIBOR NOTICE

[LETTERHEAD OF BORROWER]

Cerberus Business Finance, LLC
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
875 Third Avenue
New York, New York 10022
Attention: Kevin Cross

Ladies and Gentlemen:

Reference is made to the Financing Agreement, dated as of December 15, 2017 (together with all exhibits and schedules thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and, collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus Business Finance, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents the Borrower's request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $[________] of the outstanding principal amount of the [Term Loan] [Revolving Loans] (the "Requested LIBOR Rate Loan"), and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent.

[Such Requested LIBOR Rate Loan will have an Interest Period of [1] [2] [3] month(s), commencing on ____________.]

[This LIBOR Notice further confirms the Borrower's acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Financing Agreement, of the LIBOR Rate as determined pursuant to the Financing Agreement.]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The undersigned certifies that no Default or Event of Default has occurred and is continuing or would result from the [conversion] [continuation] of the Requested LIBOR Rate Loan.

Dated:

[____]

By:
Name:
Title:

LIBOR NOTICE

EXHIBIT E

FORM OF TERM LOAN NOTE

$[_______]	[________], 2017

FOR VALUE RECEIVED, MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower"), hereby unconditionally promise to pay to [___________________] (the "Lender") the principal amount of [__________] ($[______]) or, if less, the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower under the Financing Agreement, dated as of December 15, 2017 (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Financing Agreement"), by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), the Initial Borrower, the Borrower, each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and, collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents"). This Note is one of the promissory notes referred to in the Financing Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Financing Agreement.

Until maturity (whether by acceleration or otherwise), interest shall accrue and be payable on the outstanding principal balance hereof at the per annum rates of interest set forth in the Financing Agreement. In accordance with the provisions of the Financing Agreement, upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal at all times to the Post-Default Rate. The Post-Default Rate shall apply both before and after any judgment or arbitration decision, until the Lender receives full payment in costs. All amounts payable by the Borrower hereunder shall be paid in accordance with the terms and conditions of the Financing Agreement in immediately available funds.

The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor, notice of intent to accelerate, notice of acceleration, and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Note and all provisions hereof shall be binding upon the Borrower and all persons claiming under or through the Borrower, and shall inure to the benefit of the Lender, together with its successors and assigns, including each owner and holder from time to time of this Note.

The Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable and documented out-of-pocket attorneys' fees and disbursements, as described in the Financing Agreement.

This Note may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

To the extent of any inconsistency between any of the terms and conditions of this Note and the terms and conditions of the Financing Agreement, the terms and conditions of the Financing Agreement shall control.

This Note is secured by the Collateral described in the Financing Agreement and the other Loan Documents, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby is made and is to be prepaid or accelerated, and is hereby entitled to all the benefits and rights of the Financing Agreement and such other Loan Documents (including, without limitation, any guarantees delivered in connection therewith).

The provisions of Sections 12.09, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15 and 12.21 of the Financing Agreement are hereby incorporated by reference herein, mutatis mutandis, as to apply to this Note.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

Very truly yours,

MLGS MERGER COMPANY, INC.

By:_________________________
Name:
Title:

INSTANT WEB, LLC

By:_________________________
Name:

Title:

EXHIBIT F

FORM OF REVOLVING LOAN NOTE

$[_______]	[__], 2017

FOR VALUE RECEIVED, MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to Cerberus Business Finance, LLC (the "Lender") the principal amount of [_______] ($[______]) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Financing Agreement, dated as of December 15, 2017 (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Financing Agreement"), by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), the Initial Borrower, the Borrower each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and, collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents"). This Note is one of the promissory notes referred to in the Financing Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Financing Agreement.

Until maturity (whether by acceleration or otherwise), interest shall accrue and be payable on the outstanding principal balance hereof at the per annum rates of interest set forth in the Financing Agreement. In accordance with the provisions of the Financing Agreement, upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal at all times to the Post-Default Rate. The Post-Default Rate shall apply both before and after any judgment or arbitration decision, until the Lender receives full payment in costs. All amounts payable by the Borrower hereunder shall be paid in accordance with the terms and conditions of the Financing Agreement in immediately available funds.

The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor, notice of intent to accelerate, notice of acceleration, and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Note and all provisions hereof shall be binding upon the Borrower and all persons claiming under or through the Borrower, and shall inure to the benefit of the Lender, together with its successors and assigns, including each owner and holder from time to time of this Note.

The Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable and documented out-of-pocket attorneys' fees and disbursements, as described in the Financing Agreement.

This Note may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

To the extent of any inconsistency between any of the terms and conditions of this Note and the terms and conditions of the Financing Agreement, the terms and conditions of the Financing Agreement shall control.

This Note is secured by the Collateral described in the Financing Agreement and the other Loan Documents, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be prepaid or accelerated, and is hereby entitled to all the benefits and rights of the Financing Agreement and such other Loan Documents (including, without limitation, any guarantees delivered in connection therewith).

The provisions of Sections 12.09, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15 and 12.21 of the Financing Agreement are hereby incorporated by reference herein, mutatis mutandis, as to apply to this Note.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

Very truly yours,

MLGS MERGER COMPANY, INC.5

By:_________________________
Name:
Title:

INSTANT WEB, LLC

By:_________________________
Name:

Title:

5 For initial borrowing on Effective Date

EXHIBIT G

FORM OF

SOLVENCY CERTIFICATE

December 15, 2017

This Solvency Certificate is delivered pursuant to Section 5.01(d)(xii) of the Financing Agreement, dated as of the date hereof (together with all exhibits an schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the "Financing Agreement"), by and among IWCO Direct Holdings Inc., a Delaware corporation (the "Parent"), MLGS Merger Company, Inc., a Delaware corporation (the "Initial Borrower") and immediately upon the consummation of the IWCO Acquisition (as defined in the Financing Agreement), Instant Web, LLC, a Delaware corporation (the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as thereinafter defined), each a "Guarantor" and, collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Financing Agreement.

The undersigned hereby certifies as of the date hereof, solely in his capacity as an officer of the Parent and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Parent as of the date hereof. I am familiar with the Acquisition and the other transactions contemplated by the Financing Agreement (collectively, the "Transactions") and have reviewed (or caused to be reviewed) the Financing Agreement, financial statements referred to in Section 6.01(g) of the Financing Agreement and such documents and made (or caused to be made) such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, after giving effect to the consummation of the Transactions (including the Acquisition and the incurrence of indebtedness under the Financing Agreement), (i) the present fair value of the assets of the Parent and its subsidiaries on a consolidated basis and measured on a going concern basis, is not less than the total liabilities of the Parent and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent and its subsidiaries on a consolidated basis and measured on a going concern basis, will be greater than the amount that will be required to pay the probable liability of the Parent and its subsidiaries on a consolidated basis as they become absolute and matured in the ordinary course of business; (iii) the Parent and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (iv) the Parent and its subsidiaries on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in the ordinary course of business and (v) the Parent and its subsidiaries on a consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Parent and its subsidiaries' property on a consolidated basis would constitute unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent obligation at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Parent and not individually and the undersigned shall have no personal liability to the Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[____]

By: ____________________________

Name:

Title: